UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to Rule 14a-12

Veeco Instruments Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1 Terminal Drive • Plainview, New York 11803 U.S.A. • Phone (516) 677-0200 • Fax (516) 677-0380 • www.veeco.com
March 20, 2025
2025 Annual Meeting of Stockholders
Dear Fellow Stockholder:
On behalf of the Veeco Instruments Inc. Board of Directors, it is our pleasure to invite you to our 2025 Annual Meeting of Stockholders, to be held at 8:30 a.m. Eastern Time on Thursday, May 8, 2025.
This year’s annual meeting will be a “hybrid” stockholder meeting, meaning that stockholders will be able to attend the meeting (i) virtually via the internet by following the instructions set forth in the accompanying materials, or (ii) in person at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803.
At the Annual Meeting we will consider and vote on the following matters, and to transact such other business as may be properly brought before the meeting:
(1)
The election of three directors named in the attached proxy statement to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)
An amendment to Veeco’s 2016 Employee Stock Purchase Plan to extend the termination date and to increase the number of authorized shares thereunder; and

(3)
The ratification of KPMG LLP as Veeco’s independent registered public accounting firm for 2025.

We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. We believe this expedites stockholder’s receipt of proxy materials, lowers annual meeting costs, and conserves natural resources. As such, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials rather than copies of the Proxy Statement and our 2024 Annual Report to Stockholders on Form 10-K. The Notice contains instructions on how to access the proxy materials online, vote online and obtain a copy of our proxy materials.
Your vote is very important. We encourage you to sign and return your proxy card, or use the available telephone, internet or virtual Annual Meeting voting options, so that your shares will be represented and voted at the meeting.
Sincerely,
William J. Miller, Ph.D.
Chief Executive Officer

VEECO INSTRUMENTS INC.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
DATE AND TIME:	Thursday, May 8, 2025, 8:30 a.m., Eastern Time
PLACE:	Virtually at www.virtualshareholdermeeting.com/VECO2025 and in person at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803.
ITEMS OF BUSINESS:
1.
To elect three directors named in the proxy statement to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.
To approve an amendment to Veeco’s 2016 Employee Stock Purchase Plan to extend the termination date to May 8, 2035 and to increase the authorized shares of Veeco’s common stock thereunder by 750,000 shares;

3.
To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025; and

5.
To consider such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 12, 2025 to vote at the Annual Meeting.
INTERNET AVAILABILITY:	We are using the internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending our stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials (“Notice”) with instructions for accessing the materials and voting their shares. The Proxy Statement and our 2024 Annual Report on Form 10-K are available free of charge at www.veeco.com.
PROXY VOTING:	We cordially invite you to participate in the Annual Meeting. You may vote in person at the Annual Meeting or by telephone, through the internet or by mailing your completed proxy card, following the instructions in the Notice and in the Proxy Statement.
By order of the Veeco Instruments Inc. Board of Directors, Kirk W. Mackey Vice President, General Counsel and Secretary March 20, 2025 Plainview, New York

i

PROXY STATEMENT SUMMARY
This summary highlights information relating to the items to be acted on at the Veeco Instruments Inc. (“Veeco” or the “Company”) 2025 Annual Meeting of Stockholders (“Annual Meeting”). For additional information, please refer to the information and discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (“SEC”) on February 14, 2025 (the “Annual Report”).
Voting Matters and Board Recommendations
Proposal	Required Vote	Board Vote Recommendation
Proposal 1 Election of three nominees named herein as directors.	Each nominee must receive a majority of the votes cast.	FOR each nominee
Proposal 2 Approval of an Amendment to the 2016 Employee Stock Purchase Plan.	This proposal will be considered approved if more votes are cast in favor than against.	FOR
Proposal 3 Advisory vote to approve the compensation of our named executive officers, or “Say on Pay.”	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR
Proposal 4 Ratification of the appointment of our independent registered public accounting firm for 2025.	This proposal will be considered approved if more votes are cast in favor than against.	FOR
How to Vote
Via the Internet	By Telephone	By Mail	At our Meeting

www.proxyvote.com	Call 1-800-690-6903	Follow the instructions on your proxy/voting instruction card	Attend our Annual Meeting virtually at www.virtualshareholder meeting.com/VECO2025 or in person and vote by the means provided
Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting but are not included in the vote count for the election of directors. Abstentions will not have an effect on the outcome of the votes for any of the proposals.
Summary of Information Regarding the Board of Directors
Members of Veeco’s Board of Directors (“Board of Directors” or the “Board”) are listed below. Drs. Chand and Miller and Mr. St. Dennis have been nominated for re-election to the Board.

		Director since	Independent(1)	Committee Membership
Name	Age			AC	CC	GC
Kathleen A. Bayless	68	2016	Yes	C/FE	M
Sujeet Chand, Ph.D.	67	2021	Yes			M
Richard A. D’Amore	71	1990	Yes (Chair)		M
Gordon Hunter	73	2010	Yes		C	M
Keith D. Jackson	69	2012	Yes	M/FE		C
William J. Miller, Ph.D.	56	2018	No
Lena Nicolaides, Ph.D.	54	2022	Yes			M
Mary Jane Raymond	64	2019	Yes	M/FE
Thomas St. Dennis	71	2016	Yes	M/FE	M

(1)
Independence determined based on NASDAQ rules.

AC — Audit Committee
CC — Compensation Committee
GC — Governance Committee
C — Chairperson
M — Member
FE — Audit Committee financial expert (as determined based on SEC rules)
Corporate Governance Specifics
Board and Other Governance Information	As of March 20, 2025
Size of Board as Nominated	9
Average Age of Director Nominees and Continuing Directors	65.9 years
Average Tenure of Director Nominees and Continuing Directors	10.4 years
Standard Deviation of Director Tenure	9.0 years
Percentage of Continuing Directors and Nominees who are Independent	88.9%
Percentage of Directors who attended all Board Meetings	100%
Number of Director Nominees and Continuing Directors Who Serve on More Than Three Public Company Boards (total, including the Company)	0
Number of Other Public Company Boards Served by Board Chairman	1
Directors Subject to Stock Ownership Guidelines (3x annual cash retainers)	Yes
Annual Election of Directors	No
Voting Standard	Majority
Plurality Voting Carve-out for Contested Elections	Yes
Independent Chairman	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board, Committee and Individual Director Self-Evaluations	Yes
Annual Independent Director Evaluation of Chief Executive Officer	Yes
Risk Oversight by Full Board and Committees	Yes
Board Orientation/Education Program	Yes
Code of Conduct Applicable to Directors	Yes
Stockholder Ability to Call Special Meetings	50% of Outstanding Shares
Stockholder Ability to Act by Written Consent	No
Poison Pill	No
Percentage of Multiple Voting Rights or Voting Certificates Relative to Total Voting Rights	0%
Percentage of Issued Share Capital Composed of Non-Voting Shares	0%

Executive Compensation Highlights
Here’s What We Do…
Pay for Performance.   We ensure our executive compensation tracks the Company’s performance and reflects our belief that the ratio of performance-based compensation to fixed compensation should increase with the level of the executive.
Annual Say-on-Pay Vote.   We conduct an annual Say-on-Pay advisory vote.
Peer Group Selection.   We review our compensation peer group annually, making adjustments as appropriate to ensure that our peers (1) operate in the semiconductor equipment and adjacent industry segments, (2) are neither excessively large or small compared to Veeco, and (3) reflect a range of companies where Veeco is at or around the median from a revenue perspective.
Performance-based Long-Term Incentives.   The majority of the long-term incentives provided to our 2024 named executive officers (“NEOs”, identified in the Summary Compensation Table in this Proxy Statement) are granted in the form of performance-based restricted stock units (“PRSUs”) that feature a three-year performance period, are subject to 100% forfeiture, and are earned based on a comparison of Veeco’s total shareholder return to that of the Russell 2000 Index (“R2000”). Beginning in 2022, we incorporated stretch targets in our PRSU awards; target awards will not be earned unless total shareholder return (“TSR”) performance is at or above the 55th percentile of the peer group.
Capped Award Payouts.   Cash payments earned under the annual Management Bonus Plan are capped at two times target.
Stock Ownership Guidelines.   Our stock ownership guidelines require our NEOs and members of our Board of Directors to hold Veeco stock in a specified multiple of their base salaries or annual cash retainers, as applicable. Our Chief Executive Officer (“CEO”) is required to maintain an ownership interest in Veeco stock with a value equal to at least six times his base salary.
Equity Award Grant Practices.   The effective grant date for equity awards to members of our Board is typically the day following our Annual Meeting of Stockholders. For grants to our NEOs, the effective date is the day approved by the Compensation Committee, typically in March of each year. Veeco does not currently grant stock options to its employees or Board members. Eligible employees, including our NEOs, may voluntarily enroll in our Employee Stock Purchase Plan (“ESPP”) and receive an option to purchase shares at a discount using payroll deductions accumulated during the prior six-month period. Purchase dates under the ESPP are generally the last trading day in June and December. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.
Responsibly Administered Incentive Compensation Programs.   The Board, with support from Veeco management, has consistently exercised negative discretion where appropriate in the case of unintended consequences.
Minimum Vesting Period.   Time-based equity awards feature vesting periods typically three years in length, and our 2019 Stock Incentive Plan specifies a one-year minimum vesting period for equity awards, with limited exceptions.
Stock Option Provisions.   Our 2019 Stock Incentive Plan prohibits the cash buyout of underwater stock options and the repricing of stock options without stockholder approval. The Company has not engaged in either of these practices.
Double-Trigger Change in Control Arrangements.   Our policy requires both a change in control and termination of employment before change in control benefits are triggered.
Clawback Policies.   In 2023, our Board of Directors adopted a Compensation Recoupment Policy for Executive Officers, which complies with recently issued SEC regulations and requires the return and forfeiture by our executive officers, in applicable circumstances, of erroneously awarded incentive-based compensation associated with a financial restatement, even where the particular executive officer has not engaged in any wrongdoing. In addition, for Veeco’s non-executive officer employees, Veeco maintains a recoupment policy, providing that all forms of incentive compensation and equity-based compensation awards are subject to recoupment and forfeiture in the event of a financial restatement due to fraud or intentional illegal conduct by the employee.
Annual Bonus.   Amounts that can be earned under our annual incentive programs are based solely on performance against corporate financial and individual goals.
Stockholder Engagement.   We routinely engage with stockholders and, as appropriate, with proxy advisory firms to better understand their perspectives regarding executive compensation best practices, and we have incorporated many of these practices into our executive compensation programs.
Here’s What We Don’t Do…
No Multi-Year Guarantees.   We do not offer multi-year guarantees for salary increases, bonuses or equity awards.
No Overly Generous Change in Control Benefits.   We have used change in control protections sparingly and have limited cash payments to 1.5 to 2.0 times base salary and bonus.
No Change in Control Severance Tax Gross-Ups.   We do not provide tax gross-ups for benefits that may become payable in connection with a change in control.
No Hedging and/or Pledging.   Our Securities Trading Policy prohibits all employees and directors from hedging or pledging their Veeco shares.
Limited Pension Benefits.   We do not maintain a defined benefit pension plan or a supplemental executive retirement plan. The Company’s 401(k) savings plan is our only pension benefit.
No Retirement Benefits.   We do not offer retirement health and welfare benefits to our employees.
No Excessive Perquisites.   We do not provide executives with perquisites such as financial planning, use of corporate aircraft, or the like.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 12, 2025 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of the Company, (iii) each named executive officer identified in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and named executive officers as a group. Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.
	Shares of Common Stock Beneficially Owned(1)			Percentage of Total Shares Outstanding(1)
	Shares	Options	Total
5% or Greater Stockholders:
BlackRock, Inc.(2)	8,694,097	—	8,694,097	15.0%
The Vanguard Group(3)	7,366,435	—	7,366,435	12.7%
Neuberger Berman Group LLC(4)	3,423,251	—	3,423,251	5.9%
Directors:
Kathleen A. Bayless	60,344	—	60,344	*
Sujeet Chand, Ph.D.	21,843	—	21,843	*
Richard A. D’Amore	145,059	—	145,059	*
Gordon Hunter	78,718	—	78,718	*
Keith D. Jackson	74,918	—	74,918	*
William J. Miller, Ph.D.	515,091	—	515,091	*
Lena Nicolaides, Ph.D.	14,236	—	14,236	*
Mary Jane Raymond	18,731	—	18,731	*
Thomas St. Dennis	51,861	—	51,861	*
Named Executive Officers:
William J. Miller, Ph.D.	515,091	—	515,091	*
John Kiernan	77,309(5)	—	77,309	*
Adrian Devasahayam, Ph.D.	88,841	—	88,841	*
Peter Porshnev, Ph.D.	131,463	—	131,463	*
Susan Wilkerson	70,184	—	70,184	*
All Directors and Executive Officers as a Group (13 persons)	1,348,598	—	1,348,598	2.3%

*
Less than 1%.

(1)
A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Shares owned include unvested restricted stock awards (but do not include unvested restricted stock units). Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 22, 2024. The address of this holder is 50 Hudson Yards, New York, New York 10001.

(3)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on November 12, 2024. The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2024. The address of this holder is 1290 Avenue of the Americas, New York, New York 10104.

(5)
For Mr. Kiernan, includes 72,642 shares held in a family trust, for which Mr. Kiernan and his wife are co-trustees.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late or failed to file a required report. Based on our review of forms we received, or written representations from reporting persons, we believe that during 2024 all Section 16(a) filing requirements were satisfied on a timely basis.

GOVERNANCE
Governance Highlights
Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies. The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and other findings, and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and by the NASDAQ Stock Market LLC (“NASDAQ”).
Veeco’s Corporate Governance Guidelines require that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards. In fact, eight of Veeco’s nine directors are independent (88.9%), and none serve on more than two other public company boards. All of Veeco’s directors attended each Board meeting held in 2024, together with all applicable committee meetings, for which they were eligible to attend. Veeco completes a Board, committee and individual director self-evaluation process annually, and the independent directors, guided by the independent Chairman, meet regularly without management and perform an annual performance assessment of our CEO.
Governance Policies and Practices
Veeco has instituted a variety of policies and practices to foster and maintain sound and effective corporate governance, including the following:
Corporate Governance Guidelines — Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee on a periodic basis. The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, annual board self-assessment and other governance matters.
Code of Conduct — Veeco maintains written standards of business conduct applicable to all of its employees worldwide.
Code of Ethics for Senior Financial Officers — Veeco maintains a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules and regulations.
Human Rights Policy — As reflected in the Company’s Human Rights Policy, Veeco is committed to upholding the rights of workers and to treating them with dignity and respect as understood by international standards.
Environmental and Social Responsibility Statement — Veeco has published, and adheres to, an Environmental and Social Responsibility Statement, which applies to Veeco’s employees and our suppliers. In addition, in March of 2024, Veeco published its fifth Sustainability Report, documenting Veeco’s commitment to building and executing an enduring sustainability strategy.
Supplier Code of Conduct — The Company’s Supplier Code of Conduct documents our expectations, and requirements, of Veeco’s suppliers and other service providers, in an effort to ensure safe working conditions, the proper treatment of employees, and the sourcing, manufacturing and distribution of products in a responsible and environmentally friendly manner.
Conflict Minerals Policy — Veeco maintains and enforces a written policy that applies to the Conflict Minerals rule of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act.
Director Education Policy — Veeco has adopted a written policy pursuant to which Veeco encourages directors to attend, and provides reimbursement for the cost of attending, director education programs. All of Veeco’s Board members attended one or more director education programs in 2024.

Disclosure Policy — Veeco maintains a written policy that applies to all of its employees regarding the proper dissemination of Company information.
Board Committee Charters — Each of the Board’s Audit, Compensation and Governance Committees has and maintains a written charter adopted by the Board which establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.
Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the “Investors” page.
Independence of the Board
Veeco’s Corporate Governance Guidelines require that at least two-thirds of the Board of Directors be independent in accordance with the NASDAQ listing standards. In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and must be approved in advance by either the Chair of the Governance Committee or the Company’s General Counsel, who will consider the anticipated nature and time involved in such service, possible conflicts of interest, and other matters such as over-boarding policies established by proxy advisory firms, investors and other entities.
Independence of Current Directors.   With the exception of Dr. Miller, the Company’s CEO, all of the Company’s directors are “independent” within the meaning of the applicable NASDAQ listing standards.
Independence of Committee Members.   All members of Veeco’s Audit, Compensation and Governance Committees are “independent” in accordance with NASDAQ listing standards.
Compensation Committee Interlocks and Insider Participation.   During 2024, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee. No current or past executive officer of Veeco serves on our Compensation Committee. The members of our Compensation Committee are Ms. Bayless and Messrs. D’Amore, Hunter and St. Dennis.
Board Access to Employees and Independent Advisors.   The Board members have full and free access to the officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Board committee deems necessary.
Director Resignation Upon Change in Employment.   Veeco’s Corporate Governance Guidelines require that a director submit his or her resignation if he or she (i) changes his or her principal employment from what it was when he or she was elected as a director, (ii) undergoes a change affecting his or her qualification as a director, or (iii) fails to receive the required number of votes for re-election. Upon receipt of such notice, the Board is required to determine whether to accept or reject the resignation. If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will inform the Board of any action it recommends be taken.
Board Leadership Structure
The Veeco Board of Directors is chaired by Mr. D’Amore, who the Board has determined to be independent. Mr. D’Amore has an in-depth knowledge of Veeco and its operations and has served as a member on other public and private company boards. Veeco believes that Mr. D’Amore’s strong business background and experience overseeing company management has served and will serve Veeco very well.
As Chairman, Mr. D’Amore’s duties include, among others:
•
collaborating with the CEO in setting the agenda for Board meetings, with input from other Board members;

•
moderating executive sessions of the full Board;

•
coordinating the activities and chairing meetings of the Board’s independent directors;

•
upon invitation, attending meetings of any of the Board committees of which he is not a member;

•
overseeing the annual performance evaluation of the CEO and conveying to the CEO, together with the Chair of the Compensation Committee, the results of the CEO’s performance evaluation;

•
reviewing proposals submitted by stockholders for action at meetings of stockholders and, depending on the subject matter, determining the appropriate body, among the Board and any of the Board committees, to evaluate and assess each such proposal;

•
as requested by the Board, providing reports to the Board on the Chairman’s activities; and

•
performing such other duties as the Board may reasonably request from time to time.

Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding, and the risks associated with, the Company’s strategy, finances and operations. The Audit Committee is responsible for oversight of the Company’s risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance. The Audit Committee undertakes, at least annually, a review to evaluate these risks. Individual members of the Audit Committee are each assigned an area of risk to oversee. The members then meet separately with Company management responsible for the particular area, including the Company’s Chief Financial Officer (“CFO”), General Counsel, and internal auditor, and report to the Audit Committee on any matters identified during such discussions with management. The Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, Board member succession planning, and the development and implementation of the Company’s corporate governance principles. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing their management, the entire Board is regularly informed about such risks through committee reports.
Compensation Risk
The Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that, as a whole, they are appropriately structured and do not pose a material risk to the Company. Our compensation programs are intended to reward the management team and other employees for strong performance over the long term, with consideration of near-term actions and results that strengthen and grow our Company. We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the likelihood that individuals will be encouraged to undertake excessive or inappropriate risk. Further, our compensation program administration is subject to considerable internal controls and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.
Board Meetings and Committees
During 2024, the Board of Directors held seven meetings. It is the policy of the Board to hold, as appropriate, executive sessions without management at regularly scheduled board and committee meetings and as requested by a director. The Chairman of the Board or Committee Chair, as applicable, presides over these executive sessions. All members of the Board are welcome to attend the Annual Meeting of Stockholders. In 2024, Dr. Miller was the only director who attended the Annual Meeting. The Board has established the following committees: an Audit Committee, a Compensation Committee and a Governance Committee.
Audit Committee.   As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee, which reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm. The Audit Committee consists of Messrs. Jackson and St. Dennis and Mss. Raymond and Bayless (Chair). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by NASDAQ and by applicable SEC rules. The Board has further determined that all members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. During 2024, the Audit Committee met five times.

Compensation Committee.   The Compensation Committee sets the compensation levels of senior management and administers Veeco’s equity compensation plans. All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). None of the members of the Compensation Committee have interlocking relationships as defined by the SEC. The Compensation Committee consists of Ms. Bayless and Messrs. D’Amore, St. Dennis and Hunter (Chair). During 2024, the Compensation Committee met five times.
Governance Committee.   The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco. Primary oversight of Veeco’s sustainability efforts and its ESG practices has been assigned to the Governance Committee. In addition, the Governance Committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto, as more fully described below. The Governance Committee is comprised entirely of independent directors, as defined by the NASDAQ listing standards, and consists of Drs. Chand and Nicolaides and Messrs. Hunter and Jackson (Chair). During 2024, the Governance Committee met four times.
Board Composition and Nomination Process
Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board. When doing so, the Governance Committee will take into consideration factors such as the Board’s current composition, including areas of expertise, and balance of inside, outside and independent directors, and the general qualifications of potential nominees as described in our Corporate Governance Guidelines. In selecting the director nominees, the Board endeavors to establish a balance of experience and background in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development and other areas relevant to the Company’s businesses. The Governance Committee will consider diversity among the Board members, in terms of matters such as business experience, professional expertise, and geography, when recommending nominees to serve as members of the Board. In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. Under our Corporate Governance Guidelines, the Board conducts an annual self-evaluation, including an assessment of the make-up of the Board as a whole. The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.
The following matrix highlights certain key skills, qualities, attributes, and experiences of our Board members. The matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Board members have developed competencies in these skills through education, direct experience, and oversight responsibilities. Additional background information on each director appears in their biography.
Board Skills & Experience Matrix as of March 20, 2025
DIRECTOR SKILLS & EXPERIENCE	Bayless	Chand	D’Amore	Hunter	Jackson	Miller	Nicolaides	Raymond	St. Dennis
Cybersecurity	•	•		•	•
Environment, Climate & Sustainability				•	•	•		•
Human Capital Management	•	•	•	•	•	•	•	•	•
Risk Management	•	•	•	•	•	•	•	•	•
Cybersecurity:   Directors with experience or expertise in information security, data privacy, and cybersecurity are uniquely qualified to oversee our product and services roadmap as well as privacy and cybersecurity risks.

Environment, Climate & Sustainability:   Directors with experience leading efforts to mitigate climate change and other environmental impacts are well qualified to oversee our environmental programs and product development.
Human Capital Management:   Directors with experience managing people and teams, including recruitment, retention, development, compensation, and incentivization of key talent, provide strategic value in overseeing our efforts to recruit, retain, and develop our people and teams and in determining compensation for our CEO and other senior executives.
Risk Management:   Experience identifying, managing, or mitigating risks develops a director’s ability to appreciate, anticipate, and effectively oversee the Company’s risk management.
Our Board’s diversity, in terms of gender, race, ethnicity and other characteristics, is reflected in the following table (which information is based on voluntary self-identification by each director):

Board Diversity Matrix as of March 20, 2025
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Compensation of Directors
Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco shall be paid a quarterly retainer in the amount of $17,500. Additional quarterly retainers are paid for committee membership, as follows:
Board Committee	Quarterly Retainer for Non-Chair Membership ($)	Quarterly Retainer for Chair Membership ($)
Audit	2,500	6,250
Compensation	2,000(1)	4,125(2)
Governance	1,250	2,500

(1)
The quarterly retainer for service as a Compensation Committee non-Chair was increased from $1,875 to $2,000 effective July 1, 2024.

(2)
The quarterly retainer for service as Compensation Committee Chair was increased from $3,750 to $4,125 effective July 1, 2024.

An additional quarterly retainer in the amount of $12,500 is paid for service as the Board Chairman. Board members do not receive fees for attending meetings either in person or telephonically.
Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time. For 2024, the Compensation Committee determined that the value of this annual award should be $140,000 per director, which amount was amended to $165,000 per director effective July 1, 2024. The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the next annual meeting of stockholders. In addition, the Company’s Director Compensation Policy gives the Board the authority to compensate directors who perform significant additional services on behalf of the Board or a Committee. Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services. The Company’s 2019 Stock Incentive Plan places an annual limit on total Director compensation in the amount of $400,000. Directors who are employees, currently only Dr. Miller, do not receive additional compensation for serving as directors.
The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2024.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Kathleen A. Bayless	102,750	139,983	—	242,733
Sujeet Chand	75,000	139,983	—	214,983
Richard A. D’Amore	127,500	139,983	—	267,483
Gordon Hunter	90,750	139,983	—	230,733
Keith D. Jackson	90,000	139,983	—	229,983
Lena Nicolaides	75,000	139,983	—	214,983
Mary Jane Raymond	80,000	139,983	—	219,983
Thomas St. Dennis	87,750	139,983	—	227,733

(1)
Represents the sum of quarterly retainers paid for Board service during 2024.

(2)
Reflects awards of 3,677 shares of restricted stock to each director on May 10, 2024. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders. In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $38.07 per share for the awards made on May 10, 2024.

(3)
As of December 31, 2024, there were outstanding the following aggregate numbers of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End
Name	Stock Awards (#)	Option Awards (#)
Kathleen A. Bayless	3,677	—
Sujeet Chand	3,677	—
Richard A. D’Amore	3,677	—
Gordon Hunter	3,677	—
Keith D. Jackson	3,677	—
Lena Nicolaides	3,677	—
Mary Jane Raymond	3,677	—
Thomas St. Dennis	3,677	—
Stock Ownership Guidelines: Directors
Under the Company’s Stock Ownership Guidelines, Directors are required to hold Veeco stock with a value equal to at least three times the Directors’ annual cash retainers (excluding retainers for committee or Board Chair service), measured as of February 1st of the most recently completed year and subject to a 5-year phase-in period. All Directors are currently in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.

Certain Contractual Arrangements with Directors and Executive Officers
Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers. Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law for the indemnification of a covered individual. The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service to the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified. Under the indemnification agreements, a covered individual will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.
Corporate Social Responsibility
Veeco remains strongly committed to environmental and social responsibility programs that apply across our organization and to our business partners. These programs are based on our six core values and are integral to our corporate culture. Our core values are:
•
We will always put our CUSTOMERS first

•
We will never compromise on SAFETY

•
We will always demonstrate RESPECT

•
We will never stop IMPROVING

•
We will always be ACCOUNTABLE

•
We will never forget that DIVERSITY & INCLUSION make us stronger

We are committed to upholding the highest levels of integrity and are working to improve social, ethical, safety and environmental conditions across the Company.
In March of 2024, Veeco published its fifth Sustainability Report, in which we formally disclose various environmental, social and governance (“ESG”) initiatives which demonstrate our commitment to corporate social responsibilities (“CSR”). Our goals outlined in this report represent significant progress in our efforts and provide an update on our continued journey to becoming a more transparent and sustainable company. Key elements of our CSR strategy include the following:
ESG Governance:   Primary oversight of the Company’s sustainability efforts and its ESG practices has been assigned to the Governance Committee, which serves as the Company’s sustainability committee and is comprised entirely of independent directors. The Governance Committee receives ESG updates from management on a biannual basis, and more frequently as needed or appropriate. Following each Governance Committee meeting, the Chair of the Governance Committee provides an update to the Board. In addition, the Compensation Committee maintains oversight of workforce-related matters, including Company culture, while the Audit Committee maintains oversight of various ethical and legal compliance matters.
Veeco’s ESG Leadership Team is responsible for updating the Board on ESG matters and implementing related strategies and initiatives. This cross-functional team consists of members from the following Veeco departments: Environmental, Health & Safety, Operations, Engineering, Information Technology, Human Resources, Supply Chain, Investor Relations, Finance, and Legal. Veeco’s dedicated ESG Analyst sets the agenda and moderates ESG Leadership Team meetings. Our enhanced and evolving ESG oversight and management are a testament to our commitment to corporate responsibility and stakeholder engagement.
Workplace:   With respect to our workforce, we are committed to fair treatment, equal opportunity and an environment free from unlawful discrimination. We foster personal and professional development with on-site and virtual resources that enhance both mental and physical health of our employees. Our Human Rights Policy formalizes our commitment to preserving and promoting the fundamental rights of others. Furthermore, as a condition of doing business with Veeco, our suppliers, vendors, consultants and service providers are required to adhere to our Supplier Code of Conduct, which requires safe working conditions, treating workers with dignity and respect, acting fairly and ethically, and using environmentally responsible practices when conducting business with Veeco.
Community:   We recognize and welcome our obligation to be a responsible member of our communities. With offices worldwide and a diverse workforce, we strive to align with employees on initiatives that matter most. Whether promoting STEM education for high school and college students, building homes with Habitat for Humanity, or collecting toys for local children’s charities, we make it our mission to give back.
Sustainability:   Environmental, health and safety responsibilities are integral to producing world-class products. We strive to minimize adverse effects on the community and to protect natural resources. Ensuring a safe work environment, managing waste, and obtaining parts and components from responsible sources is at the core of everything we do.
Quality:   At Veeco, we work hard to earn the trust of our customers through systematic, ongoing improvement. Every employee is responsible for taking appropriate action to ensure the high-quality of our products and services, and to meet or exceed our customers’ requirements and expectations. Achieving exceptional quality and customer satisfaction is driven by three key commitments:
1.
To consistently provide the highest quality products and services through strong partnerships with our suppliers, a passion for improving our performance, and close collaboration with our customers.

2.
To develop products that solve our customers’ most difficult problems using practices and processes designed to ensure we meet our customers’ expectations for product safety, quality and reliability.

3.
To leverage the creativity, enthusiasm, and dedication of the Veeco team to be the supplier of choice for all our customers.

For more information about our corporate social responsibility efforts, please refer to our Corporate Responsibilities webpage at https://www.veeco.com/company/corporate-responsibilities. To view Veeco’s current Corporate Sustainability Report (and Annex), Corporate Governance Policies, and Environmental & Social Responsibility Statement, please visit https://ir.veeco.com/corporate-governance-esg/environmental-social. To access Veeco’s ISO 9001:2015 Certificates, please visit https://www.veeco.com/company/quality. The references to our website addresses do not constitute inclusion or incorporation by reference of the information contained on our website in this Proxy Statement or other filings with the SEC, and the information contained on our website is not part of this document.
Investor Outreach
Veeco maintains an active investor outreach program and meets with institutional investors outside of our quiet periods, at investor conferences, non-deal roadshows, and ad hoc investor meetings. Investors in attendance typically include portfolio managers and analysts, and Veeco is often represented by a combination of our CEO, CFO and head of Investor Relations. In 2024, in an effort to seek feedback and provide transparency on ESG-related and other matters, the Company conducted investor outreach which targeted approximately 75% of Veeco’s outstanding share ownership. Ensuing investor meetings were attended by the Company’s Chief Administrative Officer, General Counsel, head of Investor Relations, dedicated ESG Analyst and, at times, a member of our Board of Directors. Topics addressed during these meetings included Company strategy, Board composition, “Veeco United” culture, ESG rating agency assessments, and other recent ESG-related activities, developments, and plans. Veeco genuinely values its ongoing dialogue with Company shareholders.

COMPENSATION
Executive Officers
The executive officers of Veeco, their ages and positions as of March 20, 2025, are as follows:
Name	Age	Position
William J. Miller, Ph.D.	56	Chief Executive Officer
John P. Kiernan	63	Senior Vice President, Chief Financial Officer
Adrian Devasahayam, Ph.D.	54	Senior Vice President, Product Line Management
Peter Porshnev, Ph.D.	61	Senior Vice President, Unified Engineering
Susan Wilkerson	64	Senior Vice President, Global Sales & Services
William J. Miller, Ph.D. has been CEO and a Director since October 2018. Prior thereto, he served as President beginning in January 2016, overseeing all of Veeco’s global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco’s MOCVD business unit from January 2009 to July 2010, and Vice President, General Manager of Veeco’s Data Storage business unit from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.
John P. Kiernan has been Senior Vice President, Chief Financial Officer since January 2020. Beginning in December 2011, he served as Senior Vice President, Finance, Chief Accounting Officer and Treasurer, and also served as Corporate Controller from December 2011 through December 2017. He has held leadership positions of increasing responsibility in finance since joining Veeco in February 1995. Prior to his tenure with Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP.

Adrian Devasahayam, Ph.D. has been Senior Vice President, Product Line Management since September 2019. Prior thereto, he served as Senior Vice President and General Manager for Veeco’s Advanced Deposition & Etch and Precision Surface Processing business units. Previous roles at Veeco included Vice President, Ion Beam Marketing and Applications (from June 2016 to August 2017) and Vice President, Optical Products (from June 2014 to June 2016). He has held leadership positions of increasing responsibility in both the technology and marketing organizations since he joined Veeco in 1998.

Peter Porshnev, Ph.D. has been Senior Vice President, Unified Engineering since September 2019. Prior thereto, he served as General Manager, Ultratech division of Veeco, beginning in August 2017, and was General Manager of Veeco’s Advanced Deposition & Etch business unit from 2015 to July 2017. Prior to joining Veeco in 2013 as Vice President of Engineering, Dr. Porshnev held engineering leadership positions at Cymer LLC (EUV division), before and after its acquisition by ASML Holding N.V. From 2001 to 2011, Dr. Porshnev held engineering and leadership positions at Applied Materials, Inc. Prior thereto, Dr. Porshnev held various academic positions, including a professorship at his alma mater, Belarusian State University in Minsk, Belarus.
Susan Wilkerson joined Veeco in April 2020 as Senior Vice President, Global Sales & Services. From 2011 to 2020, Ms. Wilkerson served as Vice President & General Manager of Strategic Global Accounts for Lam Research Corporation. From 2010 to 2011, Ms. Wilkerson was Vice President & General Manager of Americas Sales, Service & Support for Verigy Ltd. From 2003 to 2010, Ms. Wilkerson was engaged in two consulting ventures and provided consulting services to Applied Materials, Inc., and co-founded BlueRock Consulting LLC in 2008. From 1988 to 2003, Ms. Wilkerson worked for Applied Materials, where she held positions of increasing responsibility, including Senior Director, Global Account Management; Vice President & General Manager, Global Account Management; and Vice President of Operations, North America Region.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.
Business Description and Overview
We are a manufacturer of advanced semiconductor process equipment that solves an array of challenging materials engineering problems for our customers. Our comprehensive collection of ion beam, laser annealing, metal organic chemical vapor deposition (“MOCVD”), chemical vapor deposition (“CVD”), advanced packaging lithography, single wafer wet processing, molecular beam epitaxy (“MBE”), and atomic layer deposition (“ALD”) technologies play an integral role in the fabrication of key devices that are enabling the 4th industrial revolution of all things connected. Such devices include leading advanced node application processors for AI chips, mobile devices, high-speed data communications, and radio frequency (“RF”) filters and power amplifiers for fifth generation (“5G”) networks and mobile electronics, photonics devices for 3D sensing, advanced displays, and thin film magnetic heads for hard disk drives in data storage. In close partnership with our customers, we combine decades of applications and materials know-how with leading-edge systems engineering to deliver high-volume manufacturing solutions with competitive cost of ownership. Serving a global and highly interconnected customer base, we have comprehensive sales and service operations across the Asia-Pacific, Europe, and North America regions to ensure real-time close collaboration and responsiveness.

Executive Compensation Highlights
The semiconductor and thin film process equipment industries comprising Veeco’s served markets are highly cyclical and characterized by periods of volatility that may be difficult to predict. Our products require significant R&D investment sustained over long periods of time, and our customers’ buying decisions are highly dependent on technology trends and industry supply and demand patterns. Our executive compensation programs are designed to align with these market conditions, to balance both the short- and long-term interests of stockholders and executives and, at the same time, attract and retain executives through extended business downturns, motivating them for our long-term success.
Veeco seeks to foster a performance-oriented culture by linking a significant portion of each executive’s compensation to achieving performance targets important to our stockholders and the Company’s success. Our executive compensation program is structured so that a meaningful percentage of compensation is tied to achieving objectives considered challenging in light of anticipated market conditions when they are established.
In recent years, we implemented several changes, many in response to discussions with our stockholders. In particular, Veeco:
•
in 2023, updated our Compensation Recoupment Policy to conform with SEC requirements;

•
in 2023, eliminated car allowances for our executives;

•
in 2022, increased the level of performance required to earn target awards under our performance-based restricted stock units (“PRSUs”) from the 50th percentile to the 55th percentile of the peer group;

•
in 2020, increased the stock ownership requirement for the Company’s CEO from four times base salary to six times base salary;

•
increased the portion of annual long-term incentives delivered to NEOs in the form of PRSUs from a simple majority in 2018 to 60% in 2019 and to 65% in 2020;

•
in 2019, adopted a negative TSR cap that limits PRSU awards to 100% if the Company’s 3-year TSR is negative, regardless of the Company’s relative performance;

•
in 2019, expanded the Company’s Compensation Recoupment Policy to include equity in the compensation subject to recuperation;

•
in 2018, adopted a relative performance metric for PRSU awards based on TSR over a 3-year period, comparing the Company’s performance to that of the Russell 2000 Index;

•
in 2018, adopted different metrics under short- and long-term incentives;

•
in 2015, established full 3-year vesting for PRSU awards; and

•
in 2015, amended the Company’s stock incentive plan to (i) specify that any dividends earned shall be subject to the same vesting provisions as for the underlying award, (ii) define the treatment of performance-based equity awards in the event of a change in control, and (iii) specify a minimum vesting period of one year for equity awards with limited exceptions.

Executive Compensation Strategy and Objectives
The Company’s executive compensation strategy is designed to create competitive total compensation opportunities that reflect our culture, the markets we serve and our performance. The primary objective of our executive compensation strategy is to motivate executives to achieve long-term growth and success for the Company, including increasing stockholder value, without subjecting the Company or stockholders to unnecessary or unreasonable risks. The Company’s executive compensation programs are also essential to our ability to attract and retain talented executives. Accordingly, the Company has adopted the following guiding principles:

Performance-based:	Compensation levels should be determined based on Company financial performance and individual results, each as compared to quantitative and qualitative performance priorities set at the beginning of the performance period. The ratio of performance-based compensation to fixed compensation shall increase with the executive’s level, with the greatest amount of performance-based compensation at the CEO level. Performance-based compensation should be subject to a complete risk of forfeiture.
Stockholder-aligned:	A significant portion of potential compensation should be performance- and time-based equity to more closely align the interests of executives with those of our stockholders.
Fair and Competitive:	Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies where we compete for talent. Our compensation programs should promote our ability to attract and retain our employees, including our executives.
Our target pay mix significantly emphasizes variable compensation comprised of PRSU awards, time-based equity awards and an annual bonus opportunity. As illustrated in the following charts, 88% and 75% of the 2024 compensation for our CEO and other NEOs, respectively, was comprised of performance-based compensation.
CEO Compensation Elements	Other NEO Compensation Elements

Fixed Compensation 24.5%
Time-based RS
18.0%
Base Salary
24.5%
Bonus Earned
10.3%
Perf-based RSU
47.2%
Performance-based Compensation 75.5%

Executive Compensation Governance and Procedures
The Compensation Committee (in this Compensation Discussion and Analysis, the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board. This charter authorizes the Committee to administer and interpret the Company’s compensation and equity plans and establish rules for their implementation and administration. The Committee consists of four independent directors, works closely with the Company’s CEO and the Head of Human Resources, and has access to and relies on information provided by Compensation Strategies, Inc., the Company’s independent compensation consultant.
When making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies where Veeco competes for talent. To this end, the Company utilizes several resources, which during 2024 included compensation surveys prepared by Radford and executive compensation information compiled from the proxy statements of other companies, including our peer group.
Veeco’s peer group (the “Peer Group”) reflects companies that closely resemble Veeco based on industry, competition for talent, and size. In April 2023, the Committee determined that, based on these considerations (including without limitation size as measured by revenue), the Peer Group consisted of the following 18 companies, which was utilized for 2024 compensation planning:

3D Systems Corporation Ambarella, Inc. Axcelis Technologies, Inc. Badger Meter, Inc. Cohu, Inc. FARO Technologies, Inc. FormFactor, Inc. Ichor Holdings Ltd. Kulicke and Soffa Industries, Inc.
Lattice Semiconductor Corporation
Onto Innovation, Inc.
OSI Systems, Inc.
Photronics, Inc.
Quantum Corporation
Rambus Inc.
Universal Display Corporation
Vishay Precision Group, Inc.
Power Integrations, Inc.

The Company considers the companies’ executive compensation practices in the Peer Group and the Radford survey (hereinafter collectively, the “market data”) among several other factors when setting compensation. We construct market pay levels representative of the 50th percentile of the market data. Although the Committee considers the executive compensation practices of the Peer Group and broader market data in setting compensation, it does not benchmark compensation to any specific percentile or ranking within the market data. Individual compensation levels may vary within a range around market due to Veeco’s financial and operating performance, personal performance, experience, criticality, and competitive factors.
For 2024, the total target compensation of Veeco’s NEOs and other executives was generally around the 50th percentile of market. Given the performance emphasis present in Veeco’s executive compensation program, actual compensation earned or received can vary significantly with results; actual cash compensation for 2024 was below targeted opportunity levels, reflecting the strong linkage between pay and performance and performance results below expectations.
In addition to reviewing the market data, the Committee meets with the Company’s CEO and Head of Human Resources to consider recommendations with respect to compensation for the NEOs and other executives. These recommendations include base salary levels, cash bonus targets and awards, and equity compensation awards. The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs. The Committee discusses the elements of the CEO’s compensation with him but makes the final decisions regarding CEO compensation without him present.
Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled and ad hoc meetings. Issues of significant importance are frequently discussed over several Committee meetings. This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision. Before each meeting, Committee members are provided with the written materials, information and analyses as may be required to assist the Committee in its decision-making process. To the greatest extent possible, Committee meetings are conducted in person. When this is not possible, meetings are conducted via video conference or telephone. The CEO and the Head of Human Resources are regularly invited to attend Committee meetings; the Committee meets privately in an executive session to consider certain matters including, but not limited to, the CEO’s compensation.
Elements of Our Executive Compensation Program
Our compensation programs are comprised of four elements: base salary, annual cash bonus, equity-based compensation and benefits and perquisites. Each of these elements is used to attract executives and reward them for performance results, as described below:

The Company evaluates each element of each executive’s compensation individually and in the aggregate against market data for the position, experience, individual performance and the ability to affect future Company performance. The following sections describe the process for determining each of the four elements of the executive compensation program.
Base Salary
The Company pays base salaries to attract and retain executives. Base salaries are determined by the responsibilities of each executive, market data for the position and the executive’s experience and individual performance. The Company considers each of these factors but does not assign a specific value to any one factor.

Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management and compensation review processes. In March 2024, following a review of the market data and in conjunction with management’s recommendations, the base salaries for the NEOs were as described below.
Name	2023 Base Salary	2024 Base Salary	Percent Change
W. Miller	$633,400	$670,000	5.8%
J. Kiernan	$418,400	$435,000	4.0%
A. Devasahayam	$383,400	$405,000	5.6%
P. Porshnev	$418,400	$435,000	4.0%
S. Wilkerson	$408,400	$425,000	4.1%
Annual Cash Bonus
The Company provides the opportunity for, but no guarantee of, cash bonuses under its annual bonus plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based. As a result, individuals are compensated based on achieving specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet performance objectives linked to creating stockholder value. The Company utilizes profitability as the financial element of its bonus plan. The total bonus award for an individual was capped at 200% of target bonus. Executives must generally be employed at the time awards are paid to receive a bonus for the period to which the bonus relates.
2024 Management Bonus Plan
On February 5, 2024, the Committee approved the 2024 Management Bonus Plan (the “2024 Plan”) and the plan’s specific metrics. The 2024 Plan was based on the financial performance of the Company as measured by adjusted operating income (“Adjusted Operating Income”1). The Committee elected to use Adjusted Operating Income as the financial metric for the 2024 Plan because it closely aligns operating performance with earnings per share, a key driver of shareholder value. If 2024 Adjusted Operating Income exceeded $30 million (the “Threshold” performance level), a bonus pool would be funded with a fixed percentage of Adjusted Operating Income; the bonus pool would not be funded and bonus awards would not be earned if Adjusted Operating Income results were below this Threshold. If the pool is funded, bonus awards to participants would be made from this fixed pool in accordance with the participants’ target bonus amounts. For 2024, the Committee established a stretch bonus target that would fund 66.6% of target bonuses for achievement of the 2024 business plan. The Committee further established an accelerated bonus pool funding rate that would fund 100% of target bonuses for achievement of 113% of the 2024 business plan. These measures were adopted in anticipation of a challenging year and out of a desire to balance the interests of shareholders and employees. The Adjusted Operating Income level required to earn a target award in 2024 represented a 27% increase over 2023 actual performance.

1
We define Adjusted Operating Income as earnings before bonus expenses, interest, taxes and amortization, adjusted to exclude share-based compensation expenses, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, and acquisition-related items such as one-time transaction costs.

For 2024, Adjusted Operating Income of $129.4 million exceeded the Threshold but fell short of the business plan and, as a result, the bonus pool was funded at 62.8% of target, as follows:
Performance Level	Adjusted Operating Income ($ million)	Funded Percent of Bonus Targets
Maximum	$208.1	200%
Target	$155.1	100%
Business Plan	$137.3	66.6%
Actual	$129.4	62.8%
Threshold	$30.0	14.5%
Under the 2024 Plan, 25% of each participant’s bonus was based on individual performance after adjusting for Adjusted Operating Income results. Awards for individual performance were then paid from a fixed pool and ranged from 50% to 150% of the target for individual performance.
Dr. Miller’s individual performance goals for 2024 were set by the Board at the beginning of the year and included goals related to: (1) financial goals incorporating revenue, gross margin and operating income; (2) bookings; (3) growth in the front-end semiconductor market incorporating product development, key account management and service support objectives; (4) customer satisfaction and service quality; (5) achieving Company culture and leadership development goals; and (6) ESG goals. The Committee discussed Dr. Miller’s overall performance, including his self-assessment, in executive session and awarded 90% ($104,138) against a target of 100% and a maximum of 150% of the value for the Individual Element of his bonus, in recognition of modest year-over-year growth that nonetheless fell short of our performance target for the year.
For NEOs other than Dr. Miller, actual awards for individual performance were based on results against goals set by Dr. Miller at the beginning of the year in connection with the Company’s performance management process. The individual performance goals for these NEOs included: (1) financial goals incorporating revenue, gross margin and operating income; (2) bookings; (3) growth in the front-end semiconductor market incorporating product development, key account management and service support objectives; (4) customer satisfaction and service quality; (5) achieving Company culture and leadership development goals; and (6) ESG goals. After evaluating the performance results for each of the NEOs, Dr. Miller proposed, and the Committee approved, awards for individual performance ranging from 75% to 115% against a target of 100% and a maximum of 150%.
2024 Goals	Miller	Kiernan	Devasahayam	Porshnev	Wilkerson
Financial
• Revenue	✓	✓	✓	✓	✓
• Gross Margin	✓	✓	✓	✓	✓
• Operating Income
Bookings		n/a		n/a
Growth in Semi
• Product Development		n/a			n/a
• Key Account Management	✓	n/a	✓✓	✓	✓
• Service Support		n/a	n/a	✓	✓
Customer Satisfaction & Quality	✓	n/a	✓	✓	✓
Culture / Leadership Development	✓✓	✓✓	✓✓	✓	✓
ESG	✓	✓	n/a	n/a	n/a

Legend:
Goal Exceeded: ✓✓
Goal Met: ✓
Goal Missed:

Dr. Miller, Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson earned 2024 Plan awards as follows:
Name	Target Bonus (Total Amount / % of Base Salary)	Financial Performance Adjusted Target (62.8% of Target)	Financial Performance Award (75% of Adjusted Target)	Individual Performance Target (25% of Adjusted Target)	Individual Performance Award % / $	Final Bonus Award (% of Target/ Total Amount)
W. Miller	$737,000 / 110%	$462,836	$347,127	$115,709	90.0% / $104,138	61.2% / $451,265
J. Kiernan	$326,250 / 75%	$204,885	$153,664	$51,221	100.0% / $51,221	62.8% / $204,885
A. Devasahayam	$243,000 / 60%	$152,604	$114,453	$38,151	115.0% / $43,874	65.2% / $158,327
P. Porshnev	$261,000 / 60%	$163,908	$122,931	$40,977	90.0% / $36,879	61.2% / $159,810
S. Wilkerson	$318,750 / 75%	$200,175	$150,131	$50,044	75.0% / $37,533	58.9% / $187,664
2025 Annual Incentive Plan
On February 5, 2025, the Committee approved the 2025 Annual Incentive Plan (the “2025 Plan”), similar to the 2024 Plan. For 2025, the Committee established a stretch bonus target that would not fund bonuses for achieving the 2025 business plan. The Committee established an accelerated bonus pool funding rate that would fund 100% of target bonuses once the Company achieves approximately 150% of the 2025 business plan. These measures were adopted in anticipation of a challenging year and out of a desire to balance the interests of shareholders and employees. The Committee elected to retain Adjusted Operating Income as the financial metric for the 2025 Plan and a threshold of approximately 110% of the business plan. Accordingly, the bonus pool will not be funded and bonus awards will not be earned if Adjusted Operating Income is less than the threshold. If the pool is funded, awards will be made to participants from this fixed pool according to the participants’ target bonus amounts. Twenty-five percent (25%) of a participant’s target bonus, after adjustment for Adjusted Operating Income results, will be modified based on individual performance against goals established at the beginning of the year. Awards for individual performance will be paid from this fixed pool and may range from 0% to 150%. The total bonus award for an individual is capped at 200% of target bonus. Target bonuses for 2025 for each of the NEOs were neither increased nor decreased and, expressed as a percent of base salary, are as follows:
Name	Target Bonus for 2025
W. Miller	110%
J. Kiernan	75%
A Devasahayam	60%
P. Porshnev	60%
S. Wilkerson	75%
Equity-Based Compensation
The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests. Equity awards vest over time, subject first to being earned, as in the case of performance-based awards, and then to the recipient’s continued employment in the case of all awards; as such, equity awards act as both a significant performance and retention incentive. Equity awards also help create stock ownership among the Company’s executives. The Committee also believes that a significant portion of the long-term incentive value for higher-level executives, including the NEOs, should take the form of performance-based equity compensation, currently granted in the form of PRSU awards.

2024 Long-term Incentive Awards
The Company granted equity-based awards to the NEOs and other key employees in 2024:
		Performance-based Restricted Stock Units			Time-based Restricted Stock
Name	Date of Grant	Amount	Fair Market Value Per Share	Total Value ($)(1)	Amount	Fair Market Value Per Share	Total Value ($)
W. Miller	03/14/2024	84,500	$34.50	$2,915,250	45,500	$34.50	$1,569,750
J. Kiernan	03/14/2024	22,750	$34.50	$784,875	12,250	$34.50	$422,625
A. Devasahayam	03/14/2024	24,000	$34.50	$828,000	8,000	$34.50	$276,000
P. Porshnev	03/14/2024	24,000	$34.50	$828,000	8,000	$34.50	$276,000
S. Wilkerson	03/14/2024	24,000	$34,50	$828,000	8,000	$34.50	$276,000

(1)
Reflects the grant date fair market value of the target number of shares subject to the award and not the grant date fair value as determined under generally accepted accounting principles, which is reflected in the Summary Compensation Table.

The Company continued its practice of using a share-based approach to determine 2024 equity awards. Upside for participants could be realized based on an increase in stock price and, for PRSU award recipients, an increase in the number of shares actually earned for achieving greater than target performance. Dr. Miller and Mr. Kiernan received 65% of their 2024 long-term incentive in performance-based awards. In connection with the Company’s 2024 strategic goals, Ms. Wilkerson and Drs. Devasahayam and Porshnev received 75% of their long-term incentive in PRSUs. The stock awards granted to recipients were based on factors including but not limited to: (i) Company guidelines based on position and level of responsibility, (ii) past performance and ability to affect future Company performance, and (iii) noteworthy achievements. Grants were awarded from a pre-determined fixed budget. The CEO used these factors to arrive at a recommendation for each of the recipients and discussed the rationale for his recommendations with the Committee.
The 2024 PRSU awards are based on the Company’s 3-year TSR as compared to the 3-year TSR of the Russell 2000 Index (the “PRSU Peer Group”) and may be earned as illustrated below. Any units which are not earned will be forfeited. The 2024 TSR performance metrics included a stretch target requiring the achievement of the 55th percentile of the PRSU Peer Group to earn a target award.
Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)
Maximum	75th Percentile	200%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

The terms of the 2024 PRSU awards also included a negative TSR cap that limits awards to 100% if the Company’s TSR is negative, notwithstanding that the Company may be above the 55th percentile of the comparison group. The 2024 time-based restricted stock awards granted in connection with the Company’s annual award program are subject to ratable vesting over a three-year period.
2025 Annual Awards
The 2025 annual awards to our NEOs will be comprised of PRSUs (representing no less than 65% of the total value of the award) and time-based restricted stock (representing no more than 35% of the total value of the award). After evaluating the Russell 2000, Russell 3000, and SOX indices, the Company will continue using the Russell 2000 as its PRSU Peer Group. According to the following table, the PRSU portion of the 2025 awards will be earned based on the Company’s TSR compared to the PRSU Peer Group. Any units which are not earned will be forfeited.
Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)
Maximum	75th Percentile	200%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

The terms of the 2025 PRSU awards will also feature a negative TSR cap that limits awards to 100% if the Company’s TSR is negative, notwithstanding that the Company’s TSR may exceed the 55th percentile of the PRSU Peer Group. The 2024 time-based restricted stock awards are subject to ratable vesting over a 3-year period.
Earned PRSU Awards
In March 2024, the Committee determined that the three-year TSR target associated with the PRSU awards granted to the NEO’s in March of 2021 had been exceeded. The Company’s 3-year TSR was at the 85.8th percentile of the Russell 2000 3-year TSR, resulting in an award of 200% of target for exceeding the 75th percentile. Under the terms of the award, 200% of the target award was earned, and 100% of the earned units vested upon such determination.
Benefits and Perquisites
The Company provides benefits and perquisites to its executive officers, which it believes are required to remain competitive to promote employee productivity and loyalty to the Company. The Company’s NEOs participate in the benefit plans on the same basis as other similarly situated employees. The Committee periodically reviews the benefits and perquisites provided to its executive officers who, for 2024, included eligibility for the following:
•
a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar a participant contributes, up to 6% of such employee’s eligible compensation, up to a maximum of $10,350. The plan calls for the vesting of Company contributions over the initial five years of a participant’s employment with the Company;

•
group health and term life insurance;

•
wellness incentives; and

•
an Employee Stock Purchase Plan.

Amounts for 401(k) matching contributions, group term life insurance premiums, and wellness incentives are included under “All Other Compensation” in the Summary Compensation Table below. Note that the Company discontinued its practice of providing car allowances to its executive officers in 2023.
The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits or defined or supplemental pension benefits, for its employees.
In 2009, the Company adopted the Senior Executive Change in Control Policy which is described in the Potential Payments Upon Termination or Change in Control section below.
Summary of Executive Compensation
The Committee believes that our compensation practices are balanced and competitive and have enabled Veeco to attract and retain the executive talent needed for the successful operation and transformation of the Company. Increases in financial performance and stock price have resulted in corresponding increases in executive compensation, reflecting the effective alignment of interests between the Company’s executives and its stockholders. Accordingly, the Committee further believes that the total compensation for our NEOs is fair and reasonable and is consistent with the Company’s executive compensation philosophies.
Say-on-Pay
Our Board, the Committee and our management value the opinions of our stockholders, including their opinions on our executive compensation. Accordingly, we ask our stockholders to vote on a say-on-pay proposal on executive officer compensation each year. At each of the 2024, 2023 and 2022 annual meetings of stockholders, approximately 97% of votes were cast in favor of our say-on-pay proposals.
Compensation Recoupment Policy
In January 2014, the Company adopted a Compensation Recoupment Policy (the “Clawback Policy”) for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements. In February 2019, the Company amended the Clawback Policy to, among other things, also apply to stock-based awards. In October 2023, the Company further amended the Clawback Policy to comply with newly issued SEC regulations, further expanding the potential clawback obligations of our executive officers.
Stock Ownership Guidelines: NEOs and Other Key Employees
In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs. Under these guidelines, as amended, each covered individual has five years to reach the minimum levels of stock ownership interest identified by the Stock Ownership Guidelines, as follows:
•
Veeco’s CEO is required to maintain a Veeco stock interest with a value equal to at least six times his base salary (this amount was increased by the Company in March 2019 from four times his base salary);

•
Veeco’s CFO is required to maintain a Veeco stock interest with a value equal to at least two times his base salary; and

•
Other covered executive officers are required to maintain a Veeco stock interest with a value equal to at least their base salaries.

Under the guidelines, covered employees are required to hold 50% of the net after-tax shares realized upon vesting or exercise until the stock ownership guidelines are met. Participants must maintain compliance once the guidelines have been met, except for the effect of a decrease in stock price, in which case they will be required to retain at least 50% of shares acquired upon vesting or exercise until the stock ownership guidelines are again achieved. All covered individuals are either in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.
Anti-Hedging/Anti-Pledging Policy
The Company has adopted a Securities Trading Policy that incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock, including short sales, derivatives, put options, swaps and collars.
Financial and Tax Considerations
In designing our compensation programs, the Committee considers the financial impact and tax effects that each compensation element will or may have on the Company and the executives.
Before December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limited Veeco’s tax deduction to

$1 million per year for compensation paid to certain executive officers, unless the compensation qualified as “performance-based” under Section 162(m).
Under the TCJA, the “performance-based” exception under Section 162(m) was repealed and the $1 million deduction limit generally applies to (i) anyone serving as our CEO or our CFO at any time during the taxable year, (ii) our top three other highest compensated executive officers serving at fiscal year-end, and (iii) anyone who becomes subject to Section 162(m) in any tax year after 2016, whether or not still serving as an executive officer. In general, these changes apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date.
The Committee will continue to monitor developments under Section 162(m), including the impact of the TJCA, but presently intends to retain the flexibility to take actions that it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.
Conclusion
Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value. Offering a competitive, performance-based compensation program with a substantial equity component helps achieve this objective by aligning the interests of the executive officers and other key employees with our stockholders’ interests. We believe that Veeco’s 2024 compensation program met these objectives and that the Company’s 2025 compensation program is appropriate in light of the challenges facing the Company and its employees.
Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2024. Based upon this review and these discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2025 Annual Meeting of Stockholders.
This report is submitted by the Committee.
Kathleen A. Bayless
Richard A. D’Amore
Gordon Hunter (Chair)
Thomas St. Dennis

Summary Compensation Table
The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2024 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, and (c) each of the three next most highly-compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”).
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William J. Miller	2024	660,146	—	5,742,360	—	451,265	12,847	6,866,618
CEO	2023	633,400	—	3,531,188	—	434,069	12,347	4,611,004
	2022	618,077	—	4,741,020	—	535,990	19,797	5,914,884
John P. Kiernan	2024	430,531	—	1,546,020	—	204,885	14,114	2,195,550
SVP, CFO	2023	418,400	—	762,737	—	195,498	13,664	1,390,299
	2022	404,231	—	1,580,340	—	251,228	22,394	2,258,193
Adrian Devasahayam	2024	399,185	—	1,461,120	—	158,327	11,592	2,030,224
SVP, Product Line	2023	383,400	—	677,988	—	145,107	11,142	1,217,637
Mgmt.	2022	371,539	—	987,713	—	179,230	19,572	1,558,054
Peter Porshnev	2024	430,531	—	1,461,120	—	159,810	14,139	2,065,600
SVP, Unified	2023	418,400	—	677,988	—	158,353	13,739	1,268,480
Engineering	2022	406,539	—	987,713	—	195,958	20,802	1,611,012
Susan Wilkerson	2024	414,986	—	1,461,120	—	187,664	3,764	2,067,534
SVP, Global Sales &	2023	408,400	—	677,988	—	186,054	31,576	1,304,018
Services	2022	396,539	—	987,713	—	245,100	22,119	1,651,471

(1)
Reflects awards of restricted stock with time-based vesting and performance-based restricted stock units (“PRSUs”). The vesting of the PRSUs awarded in 2024 to the NEOs is based on three-year total shareholder return. In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards computed in accordance with ASC Topic 718 which, in the case of the 2024 PRSUs with vesting based on three-year total shareholder return, was determined using the Monte Carlo simulation method. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2024, which are included in our Annual Report on Form 10-K. For 2024, the amounts shown in the table above relate to the following stock awards:

Restricted Stock Awards
Grant Date	Grant Date Fair Value	Name	Number of Shares
03/14/2024(a)	$49.38	W. Miller	84,500
03/14/2024		J. Kiernan	22,750
03/14/2024		A. Devasahayam	24,000
03/14/2024		P. Porshnev	24,000
03/14/2024		S. Wilkerson	24,000
03/14/2024(b)	$34.50	W. Miller	45,500
03/14/2024		J. Kiernan	12,250
03/14/2024		A. Devasahayam	8,000
03/14/2024		P. Porshnev	8,000
03/14/2024		S. Wilkerson	8,000

(a)
Reflects PRSU awards that are subject to the achievement of designated performance criteria, based on three-year total shareholder return. These PRSU awards are valued based upon the Monte Carlo simulation method.

(b)
Reflects time-based restricted stock awards, with vesting to occur one-third per year on each of the first, second and third anniversaries of the grant date.

(2)
Reflects cash bonuses earned under the Company’s Management Bonus Plan. Bonuses listed for a particular year represent amounts earned with respect to such year even though all or part of such amounts may have been paid during the following year.

(3)
As detailed in the table below, all Other Compensation for 2024 consists of, as applicable, 401(k) matching contributions, premiums for group term life insurance, wellness incentives under the Company’s health benefit plans, and other compensation noted below.

Name	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Wellness Incentive ($)	Total Other Compensation ($)(a)
W. Miller	10,350	2,322	175	12,847
J. Kiernan	10,350	3,564	200	14,114
A. Devasahayam	10,350	1,242	—	11,592
P. Porshnev	10,350	3,564	225	14,139
S. Wilkerson	—	3,564	200	3,764

Grants of Plan-Based Awards
The following table sets forth certain information concerning grants to each NEO during 2024 of shares of restricted stock units made under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). In 2024, no stock options were awarded to the NEOs. The restricted stock unit awards made to the NEOs in 2024 are included in the Stock Awards column of the Summary Compensation Table. The following table also reflects annual cash incentive opportunities for the NEOs that were set by the Compensation Committee in the first quarter of 2024.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Miller	02/05/2024 03/14/2024	106,865	737,000	1,474,001	42,250	84,500	169,000	45,500				5,742,360
J. Kiernan	02/05/2024 03/14/2024	47,306	326,250	652,501	11,375	22,750	45,500	12,250				1,546,020
A. Devasahayam	02/05/2024 03/14/2024	35,235	243,000	486,001	12,000	24,000	48,000	8,000				1,461,120
P. Porshnev	02/05/2024 03/14/2024	37,845	261,000	522,000	12,000	24,000	48,000	8,000				1,461,120
S. Wilkerson	02/05/2024 03/14/2024	46,219	318,751	637,501	12,000	24,000	48,000	8,000				1,461,120
(1)
Reflects the annual cash incentive opportunities approved by the Compensation Committee in the first quarter of 2024. Actual cash bonuses paid for performance in 2024 are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards in 2024.

(2)
The equity incentive plan awards include PRSUs granted on March 14, 2024 to Drs. Miller, Devasahayam and Porshnev, and to Mr. Kiernan and Ms. Wilkerson, with vesting based on three-year total shareholder return (the “TSR Awards”). If threshold performance is achieved, the TSR Awards are earned at 50% of target. If maximum performance is achieved, the TSR Awards are earned at 200% of target. Performance outcomes will be determined following the conclusion of the respective performance period. Each of the awards is subject to 100% forfeiture if threshold performance is not achieved. In addition, the TSR Awards include a negative TSR cap that limits awards to the target amount if the Company’s TSR is negative, notwithstanding that the Company may be above the 55th percentile of the comparison group.

(3)
Reflects time-based restricted stock units that vest over three years.

Outstanding Equity Awards at Fiscal Year End
The following table provides certain information as of December 31, 2024 concerning unexercised options and stock awards that had been granted but had not yet vested as of such date for each of the NEOs. The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2024, which was $26.80 per share.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Miller	—	—	—	—	88,667	2,376,276	243,750	6,532,500
J. Kiernan	—	—	—	—	23,217	622,216	66,300	1,776,840
A. Devasahayam	—	—	—	—	16,517	442,656	55,850	1,496,780
P. Porshnev	—	—	—	—	16,517	442,656	55,850	1,496,780
S. Wilkerson	—	—	—	—	16,517	442,656	55,850	1,496,780
(1)
Reflects awards of restricted stock with time-based vesting (restricted stock awards and restricted stock units) and PRSUs which were not vested as of December 31, 2024. These awards are scheduled to vest as follows (PRSU amounts assume target achievement):

(a)
Awards made on March 17, 2022 included time-based restricted stock awards that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 42,000 shares; for Mr. Kiernan, 14,000 shares; for Dr. Devasahayam, 8,750 shares; for Dr. Porshnev, 8,750 shares; and for Ms. Wilkerson, 8,750 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2024, the unvested PRSU award amounts were as follows: for Dr. Miller, 78,000 shares; for Mr. Kiernan, 26,000 shares; for Dr. Devasahayam, 16,250 shares; for Dr. Porshnev, 16,250 shares; and for Ms. Wilkerson, 16,250 shares.

(b)
Awards made on March 13, 2023 included time-based restricted stock units that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock unit amounts were as follows: for Dr. Miller, 43,750 shares; for Mr. Kiernan, 9,450 shares; for Dr. Devasahayam, 8,400 shares; for Dr. Porshnev, 8,400 shares; and for Ms. Wilkerson, 8,400 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2024, the unvested PRSU award amounts were as follows: for Dr. Miller, 81,250 shares; for Mr. Kiernan, 17,550 shares; for Dr. Devasahayam, 15,600 shares; for Dr. Porshnev, 15,600 shares; and for Ms. Wilkerson, 15,600 shares.

(c)
Awards made on March 14, 2024 included time-based restricted stock units that are scheduled to vest one-third per year on each of the first, second and third anniversaries of the grant date. The total restricted stock unit amounts were as follows: for Dr. Miller, 45,500 shares; for Mr. Kiernan, 12,250 shares; for Dr. Devasahayam, 8,000 shares; for Dr. Porshnev, 8,000 shares; and for Ms. Wilkerson, 8,000 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2024, the unvested PRSU award amounts were as follows: for Dr. Miller, 84,500 shares; for Mr. Kiernan, 22,750 shares; for Dr. Devasahayam, 24,000 shares; for Dr. Porshnev, 24,000 shares; and for Ms. Wilkerson, 24,000 shares.

In all cases, the vesting of stock options and restricted stock is subject to the recipient’s continued employment. The grant dates for the awards shown above which were not vested as of December 31, 2024 are as follows:
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)(1)	Restricted Stock Grant Date
W. Miller				92,000	03/17/2022
				110,417	03/13/2023
				130,000	03/14/2024
J. Kiernan				30,667	03/17/2022
				23,850	03/13/2023
				35,000	03/14/2024
A. Devasahayam				19,167	03/17/2022
				21,200	03/13/2023
				32,000	03/14/2024
P. Porshnev				19,167	03/17/2022
				21,200	03/13/2023
				32,000	03/14/2024
S. Wilkerson				19,167	03/17/2022
				21,200	03/13/2023
				32,000	03/14/2024

(1)
Includes awards of both restricted stock with time-based vesting (restricted stock awards and restricted stock units) and PRSUs.

Options Exercises and Stock Vested During 2024
The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during 2024 for each of the NEOs.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
W. Miller	—	—	198,583	6,733,603
J. Kiernan	—	—	59,801	2,019,427
A. Devasahayam	—	—	48,217	1,634,045
P. Porshnev	10,000	28,100	48,217	1,634,045
S. Wilkerson	—	—	48,217	1,634,045

(1)
Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the exercise of options and/or the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
W. Miller	101,443
J. Kiernan	30,118
A. Devasahayam	20,604
P. Porshnev	25,481
S. Wilkerson	14,972
Equity Compensation Plan Information
The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2024.
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)	Weighted average exercise price of outstanding options, warrants, and rights(1) (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by security holders	2,368,389	—	4,850,161
Equity compensation plans not approved by security holders	—	—	—
Total	2,368,389		4,850,161

(1)
The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

The Company maintains the 2019 Stock Incentive Plan (the “2019 Plan”) to provide for equity awards to employees, directors and consultants. In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s security holders. No awards are available for future grant, or remain outstanding, under such plans. A brief description of the security holder approved plans follows.

Plans Approved by Security Holders
The 2019 Plan originated as the “2010 Stock Incentive Plan” and was approved by the Board of Directors and by the Company’s stockholders in May 2010. This Plan, which was subsequently amended with Board and stockholder approval in 2013, 2016, 2019 (at which time the Plan was renamed the 2019 Stock Incentive Plan), 2022 and 2024, provides for the issuance of up to 21,300,000 shares of common stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”). As of December 31, 2024, 235,225 restricted stock awards, 1,807,089 restricted stock units, and 561,300 performance share units were outstanding under the 2019 Plan. The term of any award granted under the 2019 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2019 Plan may establish in its discretion.
In 2016, the Company’s Board of Directors and stockholders approved the 2016 Employee Stock Purchase Plan, which was subsequently amended with Board and stockholder approval in 2019 and 2021 (the “ESPP”). The Company is authorized to issue up to 2,250,000 shares under the ESPP. The Company is currently seeking stockholder approval to increase the number of authorized shares under the ESPP by an additional 750,000 shares (see Proposal 2 below for a full description of the proposed changes to the ESPP). Under the ESPP, substantially all employees in the U.S. may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the Company’s common stock at the beginning or end of each six-month Offer Period, as defined in the ESPP, and subject to certain limits. The Company issued 182,809 shares under the ESPP in 2024.
Potential Payments Upon Termination or Change in Control
The Company has entered into letter agreements with each of the NEOs addressing the terms of their employment with Veeco. These letter agreements were executed on the following dates: (i) for Dr. Miller, on August 29, 2018; (ii) for Mr. Kiernan, on January 21, 2004, with amendments thereto dated June 9, 2006, December 29, 2008, and January 1, 2020; (iii) for Dr. Devasahayam, on March 20, 2019; (iv) for Dr. Porshnev, on August 4, 2017; and (v) for Ms. Wilkerson, on March 9, 2020.
Miller and Kiernan Agreements.
The agreements for Dr. Miller and Mr. Kiernan provide for the payment of severance and certain other benefits in the event: (i) the executive’s employment is terminated by Veeco without “cause”; or (ii) the executive resigns for “good reason”. “Cause” is defined in the agreements for Dr. Miller and Mr. Kiernan as specified instances of serious misconduct. “Good reason” is defined for Dr. Miller as (a) a significant reduction in base salary (except for a reduction program affecting similarly situated employees); (b) a significant reduction in the total benefits available under incentives or other benefit plans (except for a reduction program affecting similarly situated employees); (c) a relocation of principal place of work by more than 50 miles; or (d) a diminution in position, title, responsibilities, authority or reporting responsibilities, or involuntarily ceasing to be a member of the Board. For Mr. Kiernan, “good reason” is defined as a significant reduction in base salary (except for a reduction program affecting similarly situated employees).
Under Dr. Miller’s agreement, in the event of a specified termination described above, Dr. Miller will be entitled to severance pay in an amount equal to 24 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year. In addition, upon any such termination: (i) any outstanding equity shall vest immediately except for PRSU awards, which shall vest after first being earned; and (ii) Dr. Miller will have 24 months to exercise options to purchase Veeco common stock which are or become vested and are held by Dr. Miller at the time of such termination (or until the end of the original term of the options, if earlier). In addition, if Dr. Miller elects to continue healthcare coverage under COBRA, his contributions for a period of up to 18 months will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

Under Mr. Kiernan’s agreement, in the event of a specified termination described above, Mr. Kiernan will be entitled to severance pay in an amount equal to 18 months of base salary. In addition, upon any such termination, (i) any outstanding equity shall vest immediately except for PRSU awards, which shall vest after first being earned; and (ii) Mr. Kiernan will have 12 months to exercise options to purchase Veeco common stock which are or become vested and are held by Mr. Kiernan at the time of such termination (or until the end of the original term of the options, if earlier). If such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.
Devasahayam, Porshnev and Wilkerson Agreements.
Severance pay and related benefits for Drs. Devasahayam and Porshnev and for Ms. Wilkerson are governed by the terms of the Company’s Severance Benefits Policy effective May 1, 2009. Under the terms of the Severance Benefits Policy, an executive is eligible for benefits if, among other requirements, his or her employment is involuntarily terminated by the Company for one of the following reasons:
(i)
due to a change in operations, a facility relocation or closing, or a reduction in staff for other economic reasons, and the executive does not refuse or otherwise fail to accept another position which may be available with the Company; or

(ii)
as a result of a sale or merger of all or part of the Company’s business or assets, or other form of corporate reorganization, including an outsourcing of the executive’s position, and the executive is not offered a position by the acquiring or resulting company.

Benefits payable under the Severance Benefits Policy are calculated based on the executive’s years of service with Veeco and pay at the time of termination (as such terms are defined and described in the Severance Benefits Policy). In the event of a qualifying termination under the Severance Benefits Policy, Drs. Devasahayam and Porshnev and Ms. Wilkerson will be entitled to receive:
(a)
“primary” severance pay calculated at a rate of one (1) week of severance pay plus an additional one (1) week of severance pay for each completed full year of service, with a minimum of two (2) weeks and a maximum of twenty-six (26) weeks of primary severance pay;

(b)
an additional twenty-eight (28) weeks of severance pay, supplementing the primary severance pay, up to a maximum of thirty-nine (39) weeks of total severance pay; and

(c)
for the number of weeks of severance payments above, if the executive is enrolled in the Company’s healthcare plans at the time of termination and elects to continue coverage in accordance with the continuation of benefits requirements of COBRA, the executive’s contribution amount will be the normal employee contribution rate. Thereafter, the executive’s contribution amount will be the full COBRA rate.

For all of the NEOs, the receipt of severance payments and other benefits is conditioned on the Company’s receipt of a general release of claims satisfactory to the Company. In addition, the NEO letter agreements and policy documents, as applicable, contain provisions intended to ensure that payments comply with Section 409A of the Internal Revenue Code of 1986, as amended. Such provisions may have the effect of delaying or accelerating certain payments under the letter agreements and policy documents. The description herein of the NEO letter agreements and of the Severance Benefits Policy is a summary only. These descriptions are qualified in their entireties by reference to the full text of these documents, which have been filed previously with the SEC.
Change in Control Policy.   Veeco adopted a Senior Executive Change in Control Policy (the “CIC Policy”) in 2008, which was amended and restated as of January 1, 2014. The CIC Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco. The CIC Policy was implemented to ensure that the executives to whom the CIC Policy applies remain available to discharge their duties in light of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity. The CIC Policy was not adopted or amended with any particular change in control in mind. The CIC Policy applies to designated senior executives of Veeco (“Eligible Employees”), including the NEOs. Benefits under the CIC Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the letter agreements and policies described above. The description of the CIC Policy herein is a summary only. It is qualified in its entirety by reference to the full text of the CIC Policy, which has been filed previously with the SEC. The principal terms of the CIC Policy are:
(a)
Upon the consummation of a change in control (as defined in the CIC Policy), any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)
If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the CIC Policy), or by the Eligible Employee for Good Reason (as defined in the CIC Policy), during the period commencing three months prior to, and ending 18 months following, a Change in Control:

(i)
The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then-current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 2, in the case of Dr. Miller, and 1.5, in the case of Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson;

(ii)
The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options;

(iii)
The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iv)
The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the Eligible Employee’s release of claims against the Company and on acceptance of non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.
The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2024. These amounts would be in addition to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control. The amounts attributable to the accelerated vesting of stock options, restricted shares and restricted stock units are based upon the fair market value of the Company’s common stock on December 31, 2024, which was $26.80 per share. The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($)(1)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
W. Miller	Termination without Cause or resignation for Good Reason	2,113,466	0	0	2,376,276	4,489,742
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	3,587,466	0	0	8,908,776	12,496,242
J. Kiernan	Termination without Cause or resignation for Good Reason	652,500	0	0	622,216	1,274,716
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,498,315	0	0	2,399,056	3,897,371
A. Devasahayam	Qualifying Termination under the Severance Benefits Policy	303,750	0	0	0	303,750
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,215,000	0	0	1,939,436	3,154,436
P. Porshnev	Qualifying Termination under the Severance Benefits Policy	341,345	0	0	0	341,345
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,335,190	0	0	1,939,436	3,274,626
S. Wilkerson	Qualifying Termination under the Severance Benefits Policy	276,908	0	0	0	276,908
	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,448,766	0	0	1,939,436	3,388,202

(1)
Reflects salary continuation benefits and, where provided under the applicable letter agreement or policy, pro-rated bonus and COBRA subsidy. Pro-rated bonus amounts assume 12 months of bonus at 100% of target performance, given the assumed event date of December 31, 2024.

(2)
Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2024, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable letter agreement or policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum (without compounding) from the closing price on December 31, 2024, which was $26.80 per share. Does not include the value of out-of-the-money options. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2024.
(3)
Reflects the value, as of December 31, 2024, of unvested stock awards (restricted stock and restricted stock units) which would vest upon the specified event where provided under the applicable letter agreement or policy. Assumes performance at 100% of target for any performance-based awards. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of unvested stock awards held by the NEOs as of December 31, 2024.

(4)
As used in the CIC Policy, “Change in Control” is defined to mean the case where:

(i)
any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)
a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions. However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)
A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)
An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)
A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)
An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

For equity awards, assumes termination occurs during the period commencing three months prior to, and ending 18 months following, the Change in Control.
Pay Ratio
We are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Dr. Miller, our CEO, as required. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:
•
The median of the total annual compensation of all employees (other than the CEO) was $126,063.

•
The total annual compensation of the median employee was $124,704.

•
The total annual compensation of our CEO, as reported in the Summary Compensation Table above, was $6,866,618.

Based on this information, for 2024 the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 55.1 to 1.

The methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the total annual compensation of all our employees, as well as to determine the total annual compensation of the “median employee,” were as follows:
1.
We determined that, as of October 1, 2024, our employee population consisted of approximately 1,238 individuals working at Veeco and its subsidiaries. 893 of these individuals (approximately 72%) are located in the United States, and 1,229 are full-time (or full-time equivalent) employees, with the remainder employed on a part-time (less than 30 hours per week) basis.

2.
To identify the “median employee” from our employee population, we considered the annual base salary paid to our employees as of October 1, 2024, as reflected in our payroll records, together with the target amounts of any bonuses for 2024 and the grant date fair market value of equity awards granted in 2024 to arrive at a consistently applied compensation measure. In making this determination, we annualized the compensation of all permanent employees included in the sample who were hired in 2024 but did not work for us or our subsidiaries for the entire fiscal year.

3.
Using this methodology, we determined that the “median employee” was a salaried employee located in our Somerset, New Jersey office, with aggregate salary for the year ending December 31, 2024 and target bonus for 2024 in the aggregate amount of $126,603.

4.
With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total annual compensation of $124,704.

5.
With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2024.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years since the required valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Tables and the adjusted values required in this section for calendar years 2020, 2021, 2022, 2023, and 2024.
Year	Summary Compensation Table (SCT) Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(3)	Average SCT Total for Non- PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment based on:		Net Income (Loss) ($ thousands)	Adjusted Operating Income ($ thousands)
					Company TSR(4)	Peer Group TSR(4)
2024	6,866,618	2,783,724	2,089,727	1,116,006	182.5	40.63	73,714	129,405
2023	4,611,004	13,124,880	1,295,109	3,300,891	211.30	38.89	(30,368)	122,410
2022	5,914,884	894,752	1,769,683	409,560	126.48	36.09	166,942	116,577
2021	4,526,501	13,102,240	1,514,852	2,755,988	193.81	81.82	26,038	104,367
2020	2,610,509	5,331,974	1,138,308	1,483,327	118.18	132.76	(8,391)	66,873

(1)
The PEO (principal executive officer) for each year presented was identified as Dr. Miller, the Company’s CEO.

(2)
The Non-PEO NEOs for each year presented were identified as Mr. Kiernan, Drs. Devasahayam and Porshnev, and Ms. Wilkerson.

(3)
A reconciliation of Total Compensation per the Summary Compensation Table to Compensation Actually Paid is as follows:

	2024		2023		2022		2021		2020
	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)	PEO ($)	Average for Non- PEO NEOs ($)
Total Compensation from SCT	6,866,618	2,089,727	4,611,004	1,295,109	5,914,884	1,769,683	4,526,501	1,514,852	2,610,509	1,138,308
Deduct: Amounts Reported Under “Stock Awards” and “Option Awards” columns in SCT	(5,742,360)	(1,482,345)	(3,531,188)	(699,175)	(4,741,020)	(1,135,870)	(3,122,580)	(813,172)	(1,121,618)	(460,253)
Add: Year-end value of equity awards granted in covered year that were outstanding and unvested as of the end of the covered fiscal year(a)(b)	3,602,300	910,863	5,828,750	1,154,093	2,517,420	603,132	4,362,540	1,136,078	2,140,579	780,839
Add: The amount of change in fair values as of year-end (from end of the prior year) of awards granted in prior years and outstanding at year-end(a)(b)	(2,644,666)	(587,540)	5,341,740	1,348,802	(2,779,460)	(737,886)	4,456,145	828,795	1,868,289	56,706
Add: The amount of change in fair values as of the vesting date (from end of the prior year) of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year(a)(b)	701,833	185,301	874,573	202,063	(17,073)	(89,499)	2,879,634	89,435	(165,785)	(32,272)
Compensation Actually Paid	2,783,724	1,116,006	13,124,880	3,300,891	894,752	409,560	13,102,240	2,755,988	5,331,974	1,483,327

(a)
Each NEO received time-based restricted stock awards in each of the periods presented. The fair value of time-based restricted stock awards is dependent on the Company’s stock price. The Company’s closing stock price as of the dates listed are as follows:

Date	Stock Price
12/31/2019	$14.69
12/31/2020	$17.36
12/31/2021	$28.47
12/31/2022	$18.58
12/31/2023	$31.03
12/31/2024	$26.80

(b)
Our NEOs received PRSUs during each of the periods presented, that are subject to the achievement of designated performance criteria, based on three-year total shareholder return. These PRSUs are valued based upon the Monte Carlo simulation method. Please see below for the per share fair value as of each respective date:

Award	Grant Date	Per Share Fair Value at...
		Grant Date	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024
2018 PRSU(c)	10/1/2018	$15.58	$25.01	$31.99
2019 PRSU(d)	3/14/2019	$14.46	$20.36	$24.81	$56.29
2020 PRSU(d)	3/17/2020	$10.59		$18.92	$43.47	$29.82
2021 PRSU(e)	3/12/2021	$27.81			$40.60	$24.76	$60.39
2022 PRSU(e)	3/17/2022	$45.28				$22.27	$48.42	$29.48
2023 PRSU(e)	3/13/2023	$32.25					$55.03	$42.91
2024 PRSU(e)	3/14/2024	$49.38						$28.20

(c)
Granted to Dr. Miller only.

(d)
Granted to Drs. Miller, Devasahayam, and Porshnev, and Mr. Kiernan.

(e)
Granted to Drs. Miller, Devasahayam, and Porshnev, Mr. Kiernan, and Ms. Wilkerson.

(4)
The values disclosed in this TSR column represent the measurement period value of an investment of $100 in respective stock or index as of December 31, 2019, and then valued again on each of December 31, 2020, 2021, 2022, 2023, and 2024.

Relationship between Pay, TSR, Net Income, and Adjusted Operating Income
The graph below reflects the relationships between the PEO and Average Non-PEO NEO Compensation Actually Paid (“CAP”), and the Company’s cumulative indexed Total Shareholder Return, or TSR (assuming an initial fixed investment of $100), and our Peer Group TSR (assuming an initial fixed investment of $100), for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024:
The graph below reflects the relationships between the PEO and Average Non-PEO NEO Compensation Actually Paid (“CAP”) and the Company’s reported GAAP Net Income and Adjusted Operating Income for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024:

The Company’s most important performance measures for each of the PEO and non-PEO NEOs is discussed under the 2024 Management Bonus Plan (the “2024 Plan”) subsection of the Compensation Discussion and Analysis section of this proxy. As more fully described in this subsection, the 2024 Plan was based on the financial performance of the Company as measured by Adjusted Operating Income. This financial metric was selected because it closely aligns operating performance with earnings per share, a key driver of shareholder value. Under the 2024 Plan, 25% of each participant’s bonus was based on individual performance which, for each of the PEO and non-PEO NEOs, factored financial goals incorporating revenue, gross margin, bookings and expenses.

AUDIT MATTERS
Audit Committee Report
The Audit Committee is responsible for providing independent, objective oversight of the Company’s auditing, accounting, financial reporting process, system of internal controls, and legal and ethical compliance on behalf of the Board of Directors. The Audit Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com). Management has primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the quarterly financial statements for 2024 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company’s accounting principles and any such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (“AS 1301”), Communications with Audit Committees, and PCAOB Auditing Standard No. 2201, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee, and (ii) the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee, having considered the compatibility of non-audit services with the auditors’ independence, satisfied itself as to the independence of the independent registered public accounting firm.
During 2024, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s 2024 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2024 Annual Report on Form 10-K). These reports relate to the independent registered public accounting firm’s audit of (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluations in 2025.
The Audit Committee discussed the overall scope and plans for their respective audits with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the Head of Internal Audit and with representatives of the independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2024.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2024 Annual Report on Form 10-K for filing with the SEC. In addition, the Audit Committee appointed KPMG

LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year 2025 and recommends that the Company’s shareholders ratify this appointment.
Kathleen A. Bayless (Chair)
Keith D. Jackson
Mary Jane Raymond
Thomas St. Dennis
Independent Auditor Fees and Other Matters
As noted above, the Audit Committee has appointed KPMG, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2025.
The table below sets forth the aggregate amount of fees (including out-of-pocket expenses) billed for professional services rendered by KPMG to the Company and its subsidiaries for the calendar years 2024 and 2023.
	For the Year Ended December 31, 2024 (in thousands)	For the Year Ended December 31, 2023 (in thousands)
Audit Fees(1)	$2,106	$2,517
Audit-related Fees(2)	75	—
Tax Fees(3)	—	23
Total	$2,181	$2,540

(1)
Reflects aggregate fees for professional services performed in connection with the audit of our annual consolidated financial statements and internal controls, the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, and the issuance of comfort letters and consents related to SEC registration statements. The fees incurred for KPMG’s services for fiscal year 2023 are set forth in our 2024 Proxy Statement filed with the SEC on March 21, 2024, and have been updated in this 2025 Proxy Statement to reflect final amounts of fees incurred. Such fees for fiscal year 2024 are subject to subsequent adjustment in our 2026 Proxy Statement if final amounts billed differ from the current estimates.

(2)
Reflects fees for pre-implementation assessment over the Company’s infrastructure migration of an on-premise physical server to cloud-based server.

(3)
Reflects the aggregate fees billed for professional services rendered for worldwide tax compliance, tax advice and tax planning.

The Audit Committee considered and determined that the provision of the services provided by KPMG as set forth herein did not compromise, and is compatible with maintaining, KPMG’s independence.
The Audit Committee annually evaluates the performance of the Company’s independent registered public accounting firm, including the lead audit partner, and determines whether to reengage the current accounting firm or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain KPMG include: (i) KPMG’s global capabilities to handle the breadth and complexity of the Company’s global operations; (ii) KPMG’s technical expertise and knowledge of the Company’s industry and global operations; (iii) the quality and candor of KPMG’s communications with the Audit Committee and management; (iv) KPMG’s independence; (v) the quality and efficiency of the services provided by KPMG, including input from management on KPMG’s performance and how effectively KPMG demonstrated its independent judgment, objectivity and professional skepticism; and (vi) the appropriateness of KPMG’s fees.
Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair will report any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.
All of the KPMG fees for 2024 were pre-approved by the Audit Committee.
Certain Relationships and Related Transactions
The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions. For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act). A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member (as defined in Item 404 of Regulation S-K) of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than 5% of the Company’s voting common stock (a “significant stockholder”); or (iv) any immediate family member of a significant stockholder.
When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:
•
the material terms and conditions of the transaction or transactions;

•
the Related Party’s relationship to the Company;

•
the Related Party’s interest in the transaction, including his, her or its position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•
the approximate dollar value of the transaction;

•
the availability from other sources of comparable products or services; and

•
an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2024, the Company did not engage in any related party transactions.

VOTING PROPOSALS
PROPOSAL 1:  ELECTION OF DIRECTORS
Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms. The Board of Directors is currently comprised of nine members. The Class I Directors will stand for election in 2025.
Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for election to the classes noted below:
Name	Nominated for Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Sujeet Chand, Ph.D.	Class I	2028
William J. Miller, Ph.D.	Class I	2028
Thomas St. Dennis	Class I	2028
The following Directors will continue in their current positions for the term specified:
Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Kathleen A. Bayless	Class II	2026
Gordon Hunter	Class II	2026
Lena Nicolaides, Ph.D.	Class II	2026
Richard A. D’Amore	Class III	2027
Keith D. Jackson	Class III	2027
Mary Jane Raymond	Class III	2027
The Company does not anticipate that the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.
The Board of Directors recommends a vote “FOR” the approval of the Director nominees named above.

Members of the Board
The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 20, 2025, are as follows:
		Director since		Committee Membership
Name	Age		Independent(1)	AC	CC	GC
Kathleen A. Bayless	68	2016	Yes	C/FE	M
Sujeet Chand, Ph.D.	67	2021	Yes			M
Richard A. D’Amore	71	1990	Yes (Chair)		M
Gordon Hunter	73	2010	Yes		C	M
Keith D. Jackson	69	2012	Yes	M/FE		C
William J. Miller, Ph.D.	56	2018	No
Lena Nicolaides, Ph.D.	54	2022	Yes			M
Mary Jane Raymond	64	2019	Yes	M/FE
Thomas St. Dennis	71	2016	Yes	M/FE	M

(1)
Independence determined based on NASDAQ rules.

AC — Audit Committee
CC — Compensation Committee
GC — Governance Committee
C — Chairperson
M — Member
FE — Audit committee financial expert (as determined based on SEC rules)

Kathleen A. Bayless served as Senior Vice President, CFO and Treasurer of Synaptics Incorporated, a leader in human interface technology, from 2009 until her retirement in 2015. Before Synaptics, Ms. Bayless served as Executive Vice President, CFO and Secretary at Komag Incorporated, a leading supplier of thin-film disks to the hard disk drive industry, and held other financial leadership positions during her tenure with Komag from 1994 to 2008. Ms. Bayless was previously with the public accounting firm of Ernst & Young for 15 years. Ms. Bayless currently serves on the Boards of Ballard Power Systems, a developer and manufacturer of proton exchange membrane fuel cell products, and Amprius Technologies, Inc., a leading manufacturer of high-energy, high power lithium-ion battery cells. Ms. Bayless also served, within the past five years, on the Board of Energous Corporation, which specializes in the advancement of wireless charging technology.
Ms. Bayless has significant experience in the semiconductor industry and related fields, which has resulted in a broad understanding of the operational, financial and strategic issues facing companies operating in our space. Ms. Bayless has extensive management experience and is well versed on the various challenges and opportunities in our marketplace, offering a unique and valued perspective to the Board.

Sujeet Chand, Ph.D., currently retired, served as Senior Vice President and Chief Technology Officer of Rockwell Automation from 2005 until his retirement in 2021. From 2001 to 2005, Dr. Chand served as Rockwell Automation’s Vice President, Control Systems. Prior to joining Rockwell Automation, Dr. Chand served as Chief Operating Officer for XAP Corporation from 1999 to 2001 and, from 1988 to 1999, Dr. Chand led research & development at Rockwell Scientific Company, a subsidiary of Rockwell International. Dr. Chand currently serves on the Boards of Proto Labs, Inc., a company specializing in the manufacture of 3D printed, CNC-machined, sheet metal, and injection-molded custom parts, and Flowserve Corporation, a supplier of industrial and environmental machinery.

Dr. Chand brings an exceptional technology background to Veeco’s Board, which includes more than thirty years of leadership experience. This experience, which includes close interactions and long-standing relationships with many companies in the semiconductor capital equipment space, makes Dr. Chand uniquely qualified to serve as a valued member of our Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, an early-stage venture capital and growth equity firm, since its inception in 1994. Prior to starting North Bridge, Mr. D’Amore served in various roles at Hambro International Equity Partners. Previously, Mr. D’Amore worked as a consultant at Bain and Company and as a certified public accountant with Arthur Young and Company. Mr. D’Amore also serves on the boards of Everbridge, Inc. and Pomona Investment Fund, and is currently the Chairman of the Board of Trustees of Northeastern University.
Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years. Mr. D’Amore has substantial experience in overseeing the management of diverse organizations, having served as a board member on other public and private company boards. Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies, and has developed an extensive knowledge of our business.

Gordon Hunter has been Chairman of Littelfuse Inc., a global electronics company and provider of circuit protection products and solutions, since 2005. Mr. Hunter was Executive Chairman of Littelfuse from January 2017 to December 2017, President and CEO of Littelfuse from 2005 to December 2016, and COO of Littelfuse from 2003 to 2005. Mr. Hunter has been a director of Littelfuse since June 2002. Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Corporation and served as General Manager of Intel’s Optical Products Group. Prior to joining Intel, Mr. Hunter served as President of Elo TouchSystems, a worldwide leader in the manufacturing and sale of computer touch screens. Prior to Elo TouchSystems, Mr. Hunter served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics. In addition to his current Board service for Littelfuse, Mr. Hunter also served, within the past five years, on the Board of CTS Corporation, a designer and manufacturer of sensors, actuators and electronic components.
Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and CEO of Littelfuse and in various leadership roles at a number of other companies. He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel, Elo TouchSystems and Raychem. Mr. Hunter brings to the Board a broad understanding of the operational, financial and strategic issues facing both public and private companies.

Keith D. Jackson served as President and Chief Executive Officer of ON Semiconductor Corporation, a leading supplier of semiconductor-based solutions, from November 2002 until his retirement in December 2020. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and subsequently as head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of Tritech Microelectronics, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, culminating in the role of Vice President and General Manager of the Analog and Mixed Signal division. He held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson served on the board of the Semiconductor Industry Association (“SIA”) from 2008 to 2020, and was appointed as the 2020 SIA Chairman.

Mr. Jackson has over 30 years of semiconductor industry experience, including extensive international experience in product development, manufacturing, marketing and sales. Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions and as a director of other corporate boards in our industry.

William J. Miller, Ph.D. has been CEO of Veeco and a Director since October 2018. Prior thereto, he served as President of Veeco beginning in January 2016, overseeing all of Veeco’s global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco’s MOCVD business from January 2009 to July 2010, and Vice President, General Manager of Veeco’s Data Storage equipment business from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.
As our CEO and a senior executive officer with nearly 20 years of service with Veeco, Dr. Miller brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of our company. As CEO, Dr. Miller is directly responsible for Veeco’s strategy and operations, including the development of Veeco’s business model and identifying emerging technologies, and plays a critical role in developing top talent at Veeco.

Lena Nicolaides, Ph.D. is an internationally recognized senior level executive with over twenty years of experience in semiconductor capital equipment. Dr. Nicolaides has served as Senior Vice President and General Manager of a pattern inspection process control division for KLA Corporation since 2019, and as Vice President and General Manager of this division from 2015 to 2019. At KLA, Dr. Nicolaides has served in a range of executive leadership and general management roles, including roles in technology supply chain. Prior to joining KLA, Dr. Nicolaides served as Vice President of Marketing and Applications for Therma Wave, Inc., which was acquired by KLA in 2007. Dr. Nicolaides first joined Therma Wave in 2003, where she held roles of increasing responsibility. Dr. Nicolaides has thirty-eight issued US patents in semiconductor and related fields.
Dr. Nicolaides is a strategic thinker with a proven record of P&L management and achievement of profitable growth in the semiconductor industry. Dr. Nicolaides is a strong technology leader with exceptional business acumen, and she brings extensive technology, industry and leadership to the Veeco Board.

Mary Jane Raymond served as the EVP and CFO of Coherent Corp. (formerly II-VI Incorporated), an engineered materials company, from 2014 until her retirement in 2024. During this time, Coherent grew from $500M to $5.2B in revenue, with market cap growth from $1B to $14B. This growth included four strategic acquisitions of $11B in total, opening new markets and adding key capabilities. Prior to Coherent, Ms. Raymond was the EVP and CFO of Hudson Global, a $1B market cap global mid-career staffing company, from 2005 to 2013. She was the Principal Accounting Officer and Corporate Controller at Dun and Bradstreet from 2002 to 2005. Prior thereto, Ms. Raymond worked for Lucent Technologies from 1997 to 2002, where she founded and operated the Merger Integration function during its period of $40B of acquisitions. Ms. Raymond started her career at Cummins Engine Company where she spent ten years, holding operating positions of increasing responsibility including General Manager of Consumer Power Generation Products and Executive Director of Strategy.
Ms. Raymond brings over 35 years business experience with concentrations in M&A, governance, finance, strategy and operations. Her M&A experience spans both the transaction and the integration sides for over

$50B of transactions. She was instrumental in advancing the governance structure in all five public companies in which she served in operating leadership. As a result of her service as a senior executive of leading international corporations and her comprehensive understanding of complex business matters, Ms. Raymond is uniquely qualified to make significant contributions as a member of our Board.

Thomas St. Dennis is the non-executive Chairman of FormFactor, Inc., a leading provider of semiconductor wafer test technologies and expertise. Mr. St. Dennis served as FormFactor’s CEO from September 2010 to December 2014, as FormFactor’s Executive Chairman from January 2015 to February 2016, and as FormFactor’s non-executive Chairman since February 2016. Mr. St. Dennis held various positions at Applied Materials, Inc., a semiconductor equipment manufacturer, from 1992 to 1999 and again from 2005 to 2009. His most recent position at Applied Materials was Senior Vice President and General Manager of the Silicon Systems Group. From 1999 to 2003, Mr. St. Dennis was President and CEO of Wind River Systems, Inc., a provider of embedded system software, and from 2003 to 2005, Mr. St. Dennis was Executive Vice President of Sales and Marketing at Novellus Systems, Inc., a supplier of deposition, thermal processing and surface preparation equipment. In addition to serving on the board of FormFactor, Mr. St. Dennis serves on the board of Axcelis Technologies, Inc., a provider of equipment and services to the semiconductor manufacturing industry.
Mr. St. Dennis brings to the Board extensive experience in the semiconductor industry and international business, skills which make him an effective advisor to the Board, especially in matters involving strategic and marketing issues. Mr. St. Dennis has served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. St. Dennis’ knowledge of our industry and his extensive management experience are important aspects of his service on the Board.

PROPOSAL 2: AMENDMENT TO THE 2016 EMPLOYEE STOCK PURCHASE PLAN
General
On May 5, 2016, the Company’s stockholders approved the 2016 Employee Stock Purchase Plan (the “ESPP”) and the reservation of 750,000 shares for issuance under the ESPP. The purpose of the ESPP is to allow the Company to provide eligible employees of the Company and its participating subsidiaries with the opportunity to purchase common stock of the Company at a discount from the then current market price through payroll deductions. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”). On May 3, 2019, the Company’s stockholders approved the First Amendment to the ESPP (the “First Amendment to ESPP”), which increased the number of shares reserved for issuance under the ESPP by 750,000 shares, to a total of 1,500,000 shares. On May 6, 2021, the Company’s stockholders approved the Second Amendment to the ESPP (the “Second Amendment to ESPP”) (the ESPP as amended by the First Amendment to ESPP and Second Amendment to ESPP, the “Prior Amended ESPP”), which increased the number of shares reserved for issuance under the ESPP by 750,000 shares, to a total of 2,250,000 shares. We are asking our stockholders to approve an amendment of the Prior Amended ESPP that will (i) increase the number of shares authorized for issuance under the Prior Amended ESPP by 750,000 shares, to a total of 3,000,000 shares; and (ii) extend the termination date under the Prior Amended ESPP to May 8, 2035. The amendment would make no other changes to the Prior Amended ESPP (the Prior Amended ESPP as amended by the Third Amendment to the ESPP, the “Proposed ESPP”).
Under the Proposed ESPP, eligible employees may authorize payroll deductions of up to 15% of eligible compensation for the purchase of common stock during each purchase period.
A general description of the Proposed ESPP is set forth below. This description is qualified in its entirety by the terms of the Prior Amended ESPP and the proposed amendment, copies of which are attached to this proxy statement as Appendix A-1 and are incorporated herein by reference.
Administration
The Proposed ESPP may be administered by the Board or a committee of the Board. It is anticipated the Compensation Committee will serve as Plan Administrator. The Compensation Committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the Proposed ESPP.
Shares Available Under the Proposed ESPP
A total of 750,000 shares of common stock were initially authorized for purchase over the term of the ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event. Pursuant to the First Amendment to ESPP, a total of 1,500,000 shares of common stock were authorized for purchase over the term of the ESPP, as amended by the First Amendment to ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event. Pursuant to the Second Amendment to ESPP, a total of 2,250,000 shares of common stock were authorized for purchase over the term of the Prior Amended ESPP, subject to adjustment in the event of a stock split, stock dividend, combination or reclassification or similar event. If the amendment is approved, the share reserve will be increased by 750,000 shares, to an aggregate total since the Proposed ESPP’s inception of 3,000,000 shares. As of March 1, 2025, there were 175,224 shares available for purchase under the Prior Amended ESPP. Based on our past experience, we anticipate that these shares would allow the Proposed ESPP to continue until 2025. If the proposed increase is approved, we anticipate that it will allow the Proposed ESPP to continue until 2028.
Offering Periods
The Proposed ESPP permits the Plan Administrator to establish offering periods of up to 27 months in length. The Proposed ESPP is anticipated to be implemented by one offering period during each six-month period beginning each January 1 and July 1. The Plan Administrator may alter the duration of future offering periods in advance without stockholder approval. Each participant is granted a separate purchase right to purchase shares of common stock for each offering period in which he or she participates. Purchase rights under the Proposed ESPP are granted on the start date of each offering period in which the participant participates and are automatically exercised on the last day of the offering period. Each purchase right entitles the participant to purchase the number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period, subject to Proposed ESPP and legal limits.
Eligibility
Except as described in this paragraph with respect to certain foreign employees, all employees of the Company and any designated subsidiary are eligible to participate in the Proposed ESPP. The Plan Administrator may exclude employees who are regularly expected to work for 20 hours per week or less or for five months per calendar year or less and those who have not been employed for a continuous period of up to two years. An eligible employee may only join an offering period on the start date of that period. Designated subsidiaries include any subsidiary corporations of the Company, whether now existing or hereafter organized, which extend, with the approval of the Plan Administrator, the benefits of the Proposed ESPP to their eligible employees.
Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) are ineligible to participate in the Proposed ESPP if his or her participation is prohibited under the laws on the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the Proposed ESPP or an offering to violate Section 423 of the Code.
As of March 1, 2025, approximately 883 employees were eligible to participate in the Prior Amended ESPP.
Purchase Provisions
Each participant in the Proposed ESPP may authorize periodic payroll deductions that may not exceed 15% of his or her compensation, which is generally defined in the Proposed ESPP to include regular U.S. payroll base salary, exclusive of any payments for overtime, bonuses, annual awards, other incentive payments, commissions, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, or contributions (other than contributions under a 401(k) or cafeteria plan). A participant may reduce his or her rate of payroll deductions during an offering period, subject to the rules set by the Plan Administrator.
Accumulated payroll deductions are general assets of the Company, and while they are held by the Company they remain available for corporate use and subject to the Company’s general creditors.
On the last day of each offering period, the accumulated payroll deductions of each participant are automatically applied to the purchase shares of common stock at the purchase price in effect for that period.
Purchase Price
The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period is equal to the lower of: (i) 85% of the fair market value per share of the common stock on the date of commencement of such offering period; and (ii) 85% of the fair market value per share of common stock on the last day of such offering period.
Valuation
The fair market value of the common stock on a given date is the closing sales price of the common stock on The NASDAQ Global Select Market as of such date. On March 1, 2025, the fair market value of a share of the Company’s common stock as reported on The NASDAQ Global Select Market was $22.24.

Special Limitations
The Proposed ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following:
•
No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•
No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

•
No more than 2,500 shares of common stock may be purchased in a single offering period, subject to the Plan Administrator’s authority to change this limitation.

Termination of Purchase Rights
A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates shall be refunded. A participant may withdraw from an offering period by giving advance notice prior to the end of that period and his or her accumulated payroll for the offering period in which withdrawal occurs shall be refunded.
Assignability
No purchase right will be assignable or transferable (other than by will or the laws of descent and distribution) and a purchase right will be exercisable only by the participant.
Corporate Transaction
In the event of the proposed dissolution or liquidation of the Company, the current offering period will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by the Plan Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company or certain mergers (each, a “Corporate Transaction”) during an offering period, all outstanding purchase rights shall be assumed by the successor corporation (or a parent or subsidiary thereof), unless the Plan Administrator determines, in its sole discretion, to shorten the offering period then in effect to a new purchase date. If the Plan Administrator shortens the offering period then in progress to a new purchase date, the Plan Administrator will provide notice to each participant that (i) his or her purchase right will be automatically exercised on the new purchase date or (ii) the Company will pay to him or her, on the new purchase date, cash, cash equivalents, or property as determined by the Plan Administrator that is equal to the difference in the fair market value of the shares of common stock covered by his or her purchase right and the purchase price due had the purchase right been automatically exercised on the new purchase date.
Changes in Capitalization
In the event any change is made to the outstanding shares of common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number of securities issuable under the Proposed ESPP, including the maximum number of securities issuable per participant on any one purchase date and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.
Amendment and Termination
The Proposed ESPP will terminate upon the earlier to occur of (i) May 8, 2035 or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

The Plan Administrator may at any time terminate or amend the Proposed ESPP. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
Plan Benefits
Because the number of shares of common stock issued under the Proposed ESPP depends on the level of participation by its participants, we cannot determine the number of shares of common stock that may be purchased by eligible employees in the future.
Participation in the Proposed ESPP is voluntary, and each eligible employee will make his or her own decision whether and to what extent to participate in the Proposed ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Proposed ESPP. However, the table below sets forth certain information regarding the number of shares of the Company’s common stock purchased during the fiscal year 2024 offering periods pursuant to our Prior Amended ESPP by each of (i) the NEOs identified in the Summary Compensation Table of this proxy statement, (ii) all current executive officers as a group, and (iii) all employees, other than executive officers, as a group. Non-executive members of our Board are not eligible to participate in the Proposed ESPP.
Name and Principal 2024 Position(s) of Individual, or Group	Shares Purchased (#)
William J. Miller, Ph.D., CEO	0
John P. Kiernan, SVP, CFO	0
Adrian Devasahayam, Ph.D., SVP, Product Line Management	797
Peter Porshnev, Ph.D., SVP, Unified Engineering	819
Susan Wilkerson, SVP, Global Sales & Services	819
All current executive officers, as a group	2,435
All non-executive directors, as a group	0
All employees, other than executive officers, as a group	180,375
Vote Required
The vote required to approve the amendment of the Prior Amended ESPP as set forth in this Proposal 2 is the affirmative vote of the holders of more than 50% of the combined voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, present in person or represented by proxy.
Federal Income Tax Consequences
The Proposed ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company in connection with the grant or exercise of an outstanding purchase right.
Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Proposed ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.
If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which such shares were acquired and more than one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.
If the participant still owns the purchased shares at the time of his or her death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.
The Board of Directors recommends a vote “FOR” the approval of the proposed amendment of the Prior Amended ESPP.

PROPOSAL 3:   ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in the “Compensation Discussion and Analysis” section above, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis section for additional details about our executive compensation programs, including information about the fiscal year 2024 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosures.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4:   RATIFICATION OF THE APPOINTMENT OF KPMG
Stockholders are being asked to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2025. Although the Board has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification. If the stockholders do not ratify the appointment of KPMG, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests. KPMG has been the Company’s independent registered public accounting firm since March 2015.
Our Audit Committee meets periodically with KPMG to review both audit and non-audit services performed by KPMG, as well as the fees charged for those services. Among other things, the Audit Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by KPMG, including non-audit services, if any, are subject to pre-approval by the Audit Committee in accordance with applicable securities laws, rules and regulations. For more information, see “Audit Matters” above.
Representatives of KPMG will be present at the Annual Meeting and may make a statement if they so desire. They will also be available to respond to appropriate questions.
Approval of Proposal No. 4 will require the affirmative vote of a majority of the shares present or represented and voting on the proposal at the Annual Meeting. Each proxy received by the stockholders will be voted “FOR” the ratification of the appointment of KPMG, unless the stockholder provides other instructions.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

VOTING AND MEETING INFORMATION
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the “notice and access” rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2024 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The proxy materials will be available on the internet starting on March 20, 2025, as described in the Notice. The Notice also instructs you as to how you may access and submit your proxy card. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
Who is entitled to vote?
You may vote if our records show that you owned shares of Veeco common stock on March 12, 2025, the record date for the meeting. At such time, 57,936,497 shares of Veeco common stock were both issued and outstanding. You are entitled to one vote for each share that you own.
How can I vote if I own shares directly?
If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you. Stockholders of record may vote (1) by marking, signing, dating and mailing each proxy card in the envelope provided, (2) by telephone or via the internet in advance of the meeting using the described means, (3) by attending the meeting and voting in person, or (4) by participating in the meeting virtually through our designated website — www.virtualshareholdermeeting.com/VECO2025 — and casting your vote through the described virtual means. If you desire to vote in person, you must come to the meeting or execute a proxy designating a representative to vote for you at the meeting, which will be held at Veeco’s headquarter offices located at Terminal Drive, Plainview, New York 11803 at 8:30 a.m. (Eastern Time) on Thursday, May 8, 2025. For security reasons, please be prepared to show photo identification. Please note that if your Veeco shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity in order to vote your shares at the meeting. If you have any questions, please call our Investor Relations department at (516) 677-0200.
How can I vote if my shares are held through a brokerage, bank or similar organization?
If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account. If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.” The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote in its discretion on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the street name owner does not provide any voting instructions. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker does have discretion to vote your shares on routine matters such as Proposal 4. If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval of an amendment to the Veeco Employee Stock Purchase Plan, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of KPMG LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2025.  If any other matter is properly presented at the Annual Meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
How do I revoke or change my vote?
If you are a stockholder of record, you may revoke or change your vote by:
(1)
notifying Veeco’s transfer agent, AST Equiniti, 6201 15th Avenue, Brooklyn, New York 11219, in writing at any time before the Annual Meeting;

(2)
submitting a later-dated proxy at any time before the Annual Meeting;

(3)
voting again by telephone or internet at a later time before the Annual Meeting; or

(4)
voting either in person or virtually at the Annual Meeting.

The latest-dated, timely and properly completed proxy that you submit before the Annual Meeting will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.
If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.
What is a “quorum”?
There must be a quorum for the Annual Meeting to be held. A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present or represented by proxy. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting. In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.
Abstentions:   Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.
Broker Non-Votes:   Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.
How many votes are needed to approve each proposal?
Proposal:	Vote Required:	Broker Discretionary Voting Allowed?
Proposal 1 – Election of Three Directors	Majority of the Shares Cast for Each Director Nominee	No
Proposal 2 – Amendment to the 2016 Employee Stock Purchase Plan	Majority of the Votes Cast	No
Proposal 3 – Advisory Vote on Executive Compensation	Majority of the Votes Cast	No
Proposal 4 – Ratification of Auditors for Fiscal Year 2025	Majority of the Votes Cast	Yes

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN.
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote a portion FOR all nominees except the specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors shall be included in calculating the total votes cast with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.
If you abstain from voting on Proposals 1, 2, 3 or 4, the abstention will not have an effect on the outcome of the vote.
How will voting on any other business be conducted?
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to William J. Miller, Ph.D., Veeco’s CEO, and John P. Kiernan, Veeco’s CFO, to vote on such matters at their discretion.
Who will count the vote?
Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com. Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.
What does it mean if I get more than one Notice?
If your shares are registered in more than one name or in more than one account, you may receive more than one Notice. Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.
I have Veeco shares that are held in street name, as do others in my household. We received only one copy of the proxy materials. How can I obtain additional copies of these materials?
In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at (516) 677-0200.
When are stockholder proposals for the 2026 Annual Meeting due?
In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2026 Annual Meeting must submit their proposals so that they are received by the Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803 by November 20, 2025. Any such proposal must comply with the requirements of our Seventh Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2026 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2026 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. However, if we hold the 2026 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2026 Annual Meeting.
For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on January 10, 2023.
Can a stockholder nominate someone to be a director of Veeco?
As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The deadlines for submitting stockholder nominations of directors are the same as those set forth above with respect to the submission of stockholder proposals. The recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee. This submission shall include a written agreement from the recommending stockholder to the Company representing that such nominee:
•
is not and will not become a party to any agreement with any person: (i) with respect to how the nominee will act or vote on any issue that has not been disclosed to the Company, or (ii) that could interfere with the nominee’s ability to comply with his or her fiduciary duties;

•
is not and will not become a party to any agreement with any person other than the Company with respect to any compensation, reimbursement or indemnification in connection with service as a director that has not been disclosed to the Company; and

•
will comply with all corporate governance, conflict of interest and other policies and guidelines of the Company that are applicable to the Company’s directors.

In addition, the Company may require any nominee to furnish such other information as the Company may reasonably request, including: (i) as may be required by the Company’s directors’ and officers’ questionnaire, (ii) as may reasonably be required by the Company to determine the qualifications of such nominee to serve as a director of the Company, (iii) as may reasonably be required by the Company to determine the eligibility of such nominee to serve as an independent director of the Company, and (iv) that could be material to a reasonable stockholder’s understanding of the qualifications of such nominee to serve as a director of the Company or the independence or lack of independence of such proposed nominee.
For more information please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on January 10, 2023.
How can stockholders communicate with Veeco’s Directors?
Stockholders may address communications (other than sales or employment-related communications) to one or more members of the Board by letter addressed to Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The Corporate Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

How much will this proxy solicitation cost?
D.F. King & Co., Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $14,000, plus reimbursement of out-of-pocket expenses. The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. D.F. King may contact stockholders by mail, telephone, fax and personal interviews. Veeco has agreed to indemnify D.F. King against certain liabilities and expenses in connection with such solicitations, including liabilities under the federal securities laws. Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.
Who is soliciting my vote?
Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company.

Appendix A
THIRD AMENDMENT
TO THE
VEECO INSTRUMENTS INC.
2016 EMPLOYEE STOCK PURCHASE PLAN
This Third Amendment to the Veeco Instruments Inc. 2016 Employee Stock Purchase Plan (the “Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.
WITNESSETH:
WHEREAS, the Plan was adopted by the Board of Directors on February 5, 2016, and approved by the Company’s stockholders on May 5, 2016;
WHEREAS, the First Amendment to the Plan (the “First Amendment”) was adopted by the Board on February 6, 2019, and approved by the Company’s stockholders on May 3, 2019;
WHEREAS, the Second Amendment to the Plan (the “Second Amendment”) was adopted by the Board on February 3, 2021, and approved by the Company’s stockholders on May 6, 2021 (the Plan, as amended by the First Amendment and the Second Amendment, the “Amended Plan”);
WHEREAS, Section 12(a) of the Amended Plan provides that, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Amended Plan, the maximum number of shares of Company common stock available for sale under the Amended Plan is 2,250,000 shares;
WHEREAS, Section 22 of the Amended Plan provides that the Amended Plan became effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company and will continue in effect for a term of ten (10) years unless sooner terminated under Section 19;
WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Amended Plan to increase the aggregate number of shares available for sale under the Amended Plan by 750,000, and to extend the termination date of the Amended Plan to May 8, 2035; and
WHEREAS, the Board may amend the Amended Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Amended Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:
1.   The first sentence of Section 12(a) of the Amended Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:
“(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan is 3,000,000 shares.”
2.   Section 22 of the Amended Plan is hereby amended by adding the following sentence at the end of the current section:
“Pursuant to the Third Amendment to the Plan, the Plan will continue in effect until May 8, 2035, unless sooner terminated under Section 19.”
3.   Except as hereby modified, the Amended Plan shall remain in full force and effect.

SECOND AMENDMENT
TO THE
VEECO INSTRUMENTS INC.
2016 EMPLOYEE STOCK PURCHASE PLAN
This Second Amendment to the Veeco Instruments Inc. 2016 Employee Stock Purchase Plan (the “Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.
WITNESSETH:
WHEREAS, the Plan was adopted by the Board of Directors on February 5, 2016, and approved by the Company’s stockholders on May 5, 2016;
WHEREAS, the First Amendment to the Plan (the “First Amendment”) was adopted by the Board on February 6, 2019, and approved by the Company’s stockholders on May 3, 2019 (the Plan as amended by the First Amendment, the “Amended Plan”);
WHEREAS, Section 12(a) of the Amended Plan provides that, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Amended Plan, the maximum number of shares of Company common stock available for sale under the Amended Plan is 1,500,000 shares;
WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Amended Plan to increase the aggregate number of shares available for sale under the Amended Plan; and
WHEREAS, the Board may amend the Amended Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Amended Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:
1.   The first sentence of Section 12(a) of the Amended Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:
“(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan is 2,250,000 shares.”
2.   Except as hereby modified, the Amended Plan shall remain in full force and effect.

FIRST AMENDMENT
TO THE
VEECO INSTRUMENTS INC.
2016 EMPLOYEE STOCK PURCHASE PLAN
This First Amendment to the Veeco Instruments Inc. 2016 Employee Stock Purchase Plan (the “Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.
WITNESSETH:
WHEREAS, the Plan was adopted by the Board of Directors on February 5, 2016, and approved by the Company’s stockholders on May 5, 2016;
WHEREAS, Section 12(a) of the Plan provides that, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Plan, the maximum number of shares of Company common stock available for sale under the Plan is 750,000 shares;
WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Plan to increase the aggregate number of shares available for sale under the Plan; and
WHEREAS, the Board may amend the Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:
1.   The first sentence of Section 12(a) of the Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:
“(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan is 1,500,000 shares.”
2.   Except as hereby modified, the Plan shall remain in full force and effect.

VEECO INSTRUMENTS INC.
2016 EMPLOYEE STOCK PURCHASE PLAN
1.   Purpose.   The purpose of the Plan is to provide Employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the applicable regulations thereunder. The provisions of the Plan, will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.   Definitions.   As used herein, the following definitions apply:
(a)   “Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.
(b)   “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Code” means the Internal Revenue Code of 1986, as amended.
(e)   “Common Stock” means the common stock of the Company.
(f)   “Company” means Veeco Instruments Inc., a Delaware corporation.
(g)   “Compensation” means, unless otherwise determined by the Administrator, an Employee’s United States payroll base salary from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee: (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) to a plan qualified under Section 125 of the Code. Unless otherwise determined by the Administrator, “Compensation” does not include overtime, bonuses, commissions, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.
(h)   “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator will determine under parts (iv) and (v) whether multiple transactions are related, and its determination is final, binding and conclusive:
(i)   a merger or consolidation of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;
(ii)   the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)   the complete liquidation or dissolution of the Company;
(iv)   any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines is not a Corporate Transaction; or
(v)   acquisition in a single transaction or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines is not a Corporate Transaction.
(i)   “Designated Parents or Subsidiaries” means the Parents or Subsidiaries, which have been designated by the Administrator from time to time as eligible to participate in the Plan.
(j)   “Effective Date” means the date of the Plan’s adoption by the Board.
(k)   “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day that is three (3) months and one (1) day following the start of such leave, for purposes of determining eligibility to participate in the Plan.
(l)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m)   “Exercise Date” means the last day of each Purchase Period.
(n)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)   If the Common Stock is listed on one or more established stock exchanges, including without limitation, the Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in such source as the Administrator deems reliable;
(ii)   If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in such source as the Administrator deems reliable; or
(iii)   In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, its Fair Market Value thereof will be determined by the Administrator in good faith.
(o)   “New Exercise Date” has the meaning set forth in Section 18(b).
(p)   “Offer Period” means an Offer Period established pursuant to Section 4 hereof.
(q)   “Offering” means an offer under this Plan of an Option that may be exercised during an Offer Period. For purposes of the Plan, all Employees eligible to participate pursuant to Section 3 will be deemed to participate in the same Offering unless the Administrator otherwise determines that Employees of the Company or one or more Designated Parents or Subsidiaries will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each

Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations issued under Section 423 of the Code, the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of such Treasury regulations.
(r)   “Offering Date” means the first day of each Offer Period.
(s)   “Option” means, with respect to each Offer Period, a right to purchase shares of Common Stock on the Exercise Date for such Offer Period in accordance with the terms and conditions of the Plan.
(t)   “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(u)   “Participant” means an Employee of the Company or Designated Parent or Subsidiary who has enrolled in the Plan as set forth in Section 5(a).
(v)   “Plan” means this Veeco Instruments Inc. Employee Stock Purchase Plan.
(w)   “Purchase Period” means, unless otherwise determined by the Administrator, a period of approximately six months.
(x)   “Purchase Price” means, unless determined otherwise by the Administrator, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.
(y)   “Reserves” means, as of any date, the sum of: (1) the number of shares of Common Stock covered by each then outstanding Option under the Plan which has not yet been exercised; and (2) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding Option.
(z)   “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.   Eligibility.
(a)   General.   Subject to the further limitations in Sections 3(b) and 3(c), any individual who is an Employee on a given Offering Date will be eligible to participate in the Plan for the Offer Period commencing with such Offering Date.
(b)   Limitations on Grant and Accrual.   Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an Option under the Plan: (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) worth of stock (determined at the Fair Market Value of the shares at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The determination of the accrual of the right to purchase stock will be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.
(c)   Other Limits on Eligibility.   Notwithstanding Subsection (a), above, unless otherwise determined prior to the applicable Offer Date, the following Employees will not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for 5 months or less in any calendar year; (iii) Employees who have not been employed for such continuous period preceding the Offering Date as the Administrator may require, but in no event will the required period of continuous employment be equal to or greater than 2 years; and (iv) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether he or she is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if his or her participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
4.   Offer Periods.
The Plan will be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased or (ii) the Plan has been sooner terminated in accordance with Section 19 hereof. The maximum duration of an Offer Period is twenty-seven (27) months. Unless otherwise determined by the Administrator, the Plan will be implemented through successive Offer Periods of six (6) months’ duration beginning on each January 1 and July 1 following the Effective Date.
A Participant will be granted a separate Option for each Offer Period in which he or she participates. The Option will be granted on the Offering Date and will be automatically exercised in successive installments on the Exercise Dates ending within the Offer Period.
Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period will neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.
5.   Participation.
(a)   An eligible Employee may become a Participant in the Plan by submitting an authorization of payroll deduction (using such form or method (including electronic forms) as the Administrator may designate from time to time) as of a date in advance of the Offering Date for the Offer Period in which such participation will commence, as required by the Administrator for all eligible Employees with respect to a given Offer Period.
(b)   Payroll deductions for a Participant will apply to Compensation paid via payroll during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.
6.   Payroll Deductions.
(a)   At the time a Participant enrolls in the Plan, the Participant will elect to have payroll deductions made during the Offer Period in amounts between one percent (1%) and not exceeding fifteen percent (15%) of the Compensation which the Participant receives during the Offer Period.
(b)   All payroll deductions made for a Participant will be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.
(c)   A Participant may discontinue participation in the Plan as provided in Section 10, or may decrease the rate of payroll deductions during the Offer Period by submitting notice of a change of status (using such form or method (including electronic forms) as the Administrator may designate from time to time) authorizing a decrease in the payroll deduction rate. Any decrease in the rate of a Participant’s payroll deductions will be effective as soon as administratively practicable following the date of the request. A Participant’s payroll deduction authorization (as modified by any change of status notice) will remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Administrator will be authorized to limit the number of payroll deduction rate changes during any Offer Period.
(d)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3(b) and 7 herein, a Participant’s payroll deductions may be decreased to zero percent (0%). Payroll deductions will recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Section 423(b)(8) of the Code and Section 3(b), unless such participation is sooner terminated by the Participant as provided in Section 10.
7.   Grant of Option.   On the Offering Date, each Participant will be granted an Option to purchase (at the applicable Purchase Price) shares of Common Stock; provided: (i) that such Option is subject to the limitations set forth in Sections 3(b), 6 and 12; (ii) until otherwise determined by the Administrator, the maximum number of shares of Common Stock a Participant will be permitted to purchase in any Offer Period is 2,500 shares, subject to adjustment as provided in Section 18; and (iii) that such Option is subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Administrator determines from time to time. Exercise of the Option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the Option, to the extent not exercised, will expire on the last day of the Offer Period with respect to which such Option was granted. Notwithstanding the foregoing, shares subject to the Option may only be purchased with accumulated payroll deductions credited to a Participant’s account in accordance with Section 6. In addition, to the extent an Option is not exercised on each Exercise Date, the Option will lapse and thereafter cease to be exercisable.
8.   Exercise of Option.   Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s Option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of shares subject to the Option by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. Any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code, or Sections 3 or 7, will be returned to the Participant and will not be carried over to the next Offer Period or Purchase Period. A Participant’s Option to purchase shares hereunder is exercisable only by the Participant.
9.   Delivery.   As soon as practicable after each Exercise Date, the Company shall arrange the delivery to each Participant of the shares acquired by the Participant on such Exercise Date; provided that the Company may deliver such shares to a broker designated by the Company that will hold such shares for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered, or held in an account, in the name of the Participant, or, if requested by the Participant, such other name or names as the Company may permit under rules established for the operation and administration of the Plan.
10.   Withdrawal; Termination of Employment.
(a)   A Participant may, by giving notice to the Company (using such form or method (including electronic forms) as the Administrator may designate from time to time), either: (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s Option under the Plan; or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s Option under the Plan at any time. If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal, such Participant’s Option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s Option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, such Participant’s Option for the Offer Period will be automatically terminated and all remaining accumulated payroll deduction amounts will be returned to the Participant. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant enrolls in such succeeding Offer Period. The Administrator may, in its discretion and on a uniform and nondiscriminatory basis, specify further procedures for withdrawal.
(b)   Upon termination of a Participant’s employment relationship (as described in Section 2(k)) prior to the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s Option will be automatically terminated without exercise of any portion of such Option.
11.   Interest.   No interest will accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.   Stock.
(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan is 750,000 shares. If the Administrator determines that on a given Exercise Date the number of shares with respect to which Options are to be exercised may exceed: (x) the number of shares then available for sale under the Plan; or (y) the number of shares available for sale under the Plan on the Offering Date(s) of one or more of the Offer Periods in which such Exercise Date is to occur, the Administrator may make a pro rata allocation of the shares remaining available for purchase on such Offering Dates or Exercise Date, as applicable, and will either continue the Offer Period then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below. Such allocation method will be “bottom up,” with the result that all Option exercises for one (1) share will be satisfied first, followed by all exercises for two (2) shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation will be returned to the Participant and will not be carried over to any future Purchase Period or Offer Period, as determined by the Administrator.
(b)   A Participant will have no interest or voting right in shares covered by the Participant’s Option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
(c)   Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant, or as otherwise provided in Section 9.
13.   Administration.   The Plan will be administered by the Administrator, which will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to determine, with respect to each Offer Period, whether the Purchase Price will be determined as of (i) the Exercise Date or (ii) as of the Offering Date or the Exercise Date (whichever is lower), to adjudicate all disputed claims filed under the Plan, and to designate separate Offerings for the eligible Employees of the Company and one or more Designated Parents or Subsidiaries, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. Every finding, decision and determination made by the Administrator will, to the full extent permitted by Applicable Law, be final and binding upon all persons.
14.   Designation of Beneficiary.
(a)   Each Participant will file a designation (using such form or method (including electronic forms) as the Administrator may designate from time to time) of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)   Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Administrator), the Administrator will deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Administrator, then to the heirs at law of the Participant determined in accordance with Section 27.
15.   Transferability.   No payroll deductions credited to a Participant’s account, Options granted hereunder, or any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.
16.   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company may be subject to the claims of the Company’s general creditors. Participants will have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan will be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company will retain at all times beneficial ownership of any investments which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account will not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Designated Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent or Subsidiary. The Participants will have no claim against the Company or any Designated Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
17.   Reports.   Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
18.   Adjustments Upon Changes in Capitalization; Corporate Transactions.
(a)   Adjustments Upon Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Administrator determines require adjustment, for: (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock; (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Such adjustment, if any, will be made by the Administrator and its determination will be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason hereof will be made with respect to, the Reserves and the Purchase Price.
(b)   Corporate Transactions.   In the event of a proposed Corporate Transaction, each Option under the Plan will be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Administrator will notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that either:
(i)   the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10; or
(ii)   the Company will pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the excess, if any,

of (x) the Fair Market Value of the shares subject to the Option over (y) the Purchase Price due had the Participant’s Option been exercised automatically under Subsection (b)(i) above. In addition, all remaining accumulated payroll deduction amounts will be returned to the Participant.
(c)   For purposes of Section 18(b), an Option granted under the Plan will be deemed to be assumed if, in connection with the Corporate Transaction, the Option is replaced with a comparable Option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of Option comparability will be made by the Administrator prior to the Corporate Transaction and its determination will be final, binding and conclusive on all persons.
19.   Amendment or Termination.
(a)   The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can adversely affect Options previously granted, provided that the Plan or any one or more Offer Periods then in effect may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offer Period and/or Purchase Period then in progress if the Administrator determines that the termination of the Plan or one or more Offer Periods is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code and any regulations thereunder (or any successor rule or provision or any other Applicable Law), the Company will obtain stockholder approval of any amendment in such a manner and to such a degree as required.
(b)   Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator will be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods will be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish or change Plan or per Participant limits on share purchases, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, establish requirements for holding shares purchased pursuant to the Plan and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable and which are consistent with the Plan, in each case to the extent consistent with the requirements of Code Section 423 and other Applicable Laws.
20.   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.
21.   Conditions Upon Issuance of Shares.   Shares will not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws or is otherwise advisable. In addition, no Options will be exercised or shares issued hereunder before the Plan has been approved by stockholders of the Company as provided in Section 23.
22.   Term of Plan.   The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.   Stockholder Approval.   Continuance of the Plan will be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval will be obtained in the degree and manner required under Applicable Laws. No shares of Common Stock offered for sale under the Plan may be sold until such stockholder approval is obtained, and notwithstanding any other Plan provision any Offer Period then open shall automatically terminate on the Exercise Date and all accumulated payroll deduction amounts will be returned to the Participants if such stockholder approval has not been obtained.
24.   No Employment Rights.   The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it will not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.
25.   No Effect on Retirement and Other Benefit Plans.   Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan will not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and will not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
26.   Effect of Plan.   The provisions of the Plan will, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.
27.   Governing Law.   The Plan is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, except to the extent the internal laws of the State of Delaware are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable.
28.   Dispute Resolution.   The provisions of this Section 28 will be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and the Participant, or their respective successors (the “parties”), will attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations will be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan must be brought in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties will submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 28 is for any reason held invalid or unenforceable, it is the specific intent of the parties that such provisions be modified to the minimum extent necessary to make it or its application valid and enforceable.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV64789-P25943! ! !ForAllWithholdAllFor AllExceptFor Against Abstain! ! !! ! !! ! !To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.01) Sujeet Chand, Ph.D.02) William J. Miller, Ph.D.03) Thomas St. DennisNominees:1. To elect three directors named in the proxy statement tohold office until the 2028 Annual Meeting of Stockholdersand until their successors are duly elected and qualified;3. To approve, on a non-binding advisory basis, the compensation of our named executive officers;2. To approve an amendment to Veeco's 2016 Employee Stock Purchase Plan to extend the termination date to May 8, 2035 and to increase the authorizedshares of Veeco's common stock thereunder by 750,000 shares;4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025; and5. To consider such other business as may properly come before the meeting.VEECO INSTRUMENTS INC.The Board of Directors recommends you vote FOR thefollowing proposals:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.SCAN TOVIEW MATERIALS & VOTE wVEECO INSTRUMENTS INC.TERMINAL DRIVEPLAINVIEW, NEW YORK 11803VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in handwhen you access the web site and follow the instructions to obtain your records and to create an electronicvoting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/VECO2025You may attend the meeting via the Internet and vote during the meeting. Have the information that is printedin the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time theday before the cut-off date or meeting date. Have your proxy card in hand when you call and then followthe instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or returnit to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.VOTE IN PERSON: You may choose to attend, and vote in person at the stockholder meeting. Many stockholdermeetings have attendance requirements including, but not limited to, the possession of an attendance ticketissued by the entity holding the meeting. Please check the meeting materials for any special requirements formeeting attendance, as well as directions on how to get to the meeting location. At the meeting, you willneed to request a ballot to vote these shares.

V64790-P25943Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.veeco.com.VEECO INSTRUMENTS INC.Annual Meeting of StockholdersMay 8, 2025 8:30 AM, EDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) William J. Miller, Ph.D. and John P. Kiernan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VEECO INSTRUMENTS INC. that the stockholder(s) is/are entitled to vote at theAnnual Meeting of Stockholders to be held at 8:30 AM, EDT on May 8, 2025, at Terminal Drive, Plainview, New York 11803,and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side